Exhibit 2.1
CONFIDENTIAL

THIS IS A DRAFT AGREEMENT ONLY AND DELIVERY OR DISCUSSION OF THIS DRAFT AGREEMENT SHOULD NOT BE CONSTRUED AS AN OFFER OR COMMITMENT WITH RESPECT TO THE PROPOSED TRANSACTION TO WHICH THIS DRAFT AGREEMENT PERTAINS. NOTWITHSTANDING THE DELIVERY OF THIS DRAFT AGREEMENT OR ANY PAST, PRESENT OR FUTURE APPROVALS BY THE MANAGEMENTS, BOARDS OF DIRECTORS, OR STOCKHOLDERS OF ANY PARTY TO THE PROPOSED TRANSACTION (OR ANY RELATED PERSON OR ENTITY) OR ANY OTHER PAST, PRESENT OR FUTURE WRITTEN OR ORAL INDICATIONS OF ASSENT, OR INDICATIONS OF THE RESULT OF NEGOTIATIONS OR AGREEMENTS, NO PARTY TO THE PROPOSED TRANSACTION (AND NO PERSON OR ENTITY RELATED TO ANY SUCH PARTY) WILL BE UNDER ANY LEGAL OBLIGATION WITH RESPECT TO THE PROPOSED TRANSACTION OF ANY NATURE WHATSOEVER UNLESS AND UNTIL THE DEFINITIVE AGREEMENT PROVIDING FOR THE TRANSACTION HAS BEEN EXECUTED AND DELIVERED BY ALL PARTIES THERETO.
AGREEMENT AND PLAN OF MERGER
BY AND AMONG
ROVI CORPORATION
VICTORY ACQUISITION CORP.
VEVEO, INC.
AND
SECURITYHOLDER REPRESENTATIVE

Dated as of February 21, 2014

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8.12	Waiver of Conflicts Regarding Representation; Non-Assertion of Attorney-Client Privilege..................................................................................................................	74

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INDEX OF EXHIBITS
Exhibit    Description
Exhibit A    Form of Securityholder Earnout Agreement
Exhibit B    Form of Non-Competition and Non-Solicitation Agreement
Exhibit C    Form of Certificate of Merger
Exhibit D    Form of Surviving Corporation Charter
Exhibit E    Form of Escrow Agreement
Exhibit F    Form of Paying Agent Agreement
Exhibit G    Form of Release
Exhibit H    Form of Stockholder Letter of Transmittal
Exhibit I    Form of Optionholder Letter of Transmittal
Exhibit J    Forms of Company’s Standard Proprietary Information Agreement
Exhibit K    Form of Stockholder Notice
Schedules
Disclosure Schedule
Schedule 1.6(a)(xxxiii) – List of Key Employees
Schedule 1.9(f) – Payoff Letters
Schedule 1.10(c) – Stockholders to be Paid on Closing Date
Schedule 4.1 – Operations of the Company

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THIS AGREEMENT AND PLAN OF MERGER (the “Agreement”) is made and entered into as of February 21, 2014 by and among Rovi Corporation, a Delaware corporation (“Parent”), Victory Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Parent (“Sub”), Veveo, Inc., a Delaware corporation (the “Company”) and Paul Ferri, who will serve as the representative of the Company’s stockholders and optionholders, and is referred to herein from time to time as the “Securityholder Representative.”
RECITALS
A.    The Boards of Directors of each of Parent, Sub and the Company believe it is in the best interests of each company and its respective stockholders that Parent acquire the Company through the statutory merger of Sub with and into the Company (the “Merger”) and, in furtherance thereof, have approved the Merger.
B.    Pursuant to the Merger, among other things, and subject to the terms and conditions of this Agreement, all of the issued and outstanding capital stock of the Company shall be converted into the right to receive the consideration set forth herein, a portion of which consideration shall be held back from each Person party to a Securityholder Earnout Agreement, substantially in the form attached hereto as Exhibit A (the “Securityholder Earnout Agreements”), such consideration to be released in accordance with the terms, and subject to the conditions set forth in such Securityholder Earnout Agreement.
C.    A portion of the consideration payable in connection with the Merger shall be placed in escrow as security for the indemnification obligations set forth in this Agreement.
D.    The Company, on the one hand, and Parent and Sub, on the other hand, desire to make certain representations, warranties, covenants and other agreements in connection with the Merger.
E.    Contemporaneously with the execution and delivery of this Agreement, as a material inducement to Parent and Sub to enter into this Agreement, each of the Key Employees (as defined below) are entering into a Non-Competition and Non-Solicitation Agreement, in substantially the form attached hereto as Exhibit B (the “Non-Competition Agreements”), with Parent, pursuant to which such Key Employees have agreed, for 18 months after the Effective Time, not to compete with the business of the Company and not to solicit the employees of the Company (and following the Effective Time, the Surviving Corporation) for employment.
NOW, THEREFORE, in consideration of the mutual agreements, covenants and other promises set forth herein, the mutual benefits to be gained by the performance thereof, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, the parties hereby agree as follows:
ARTICLE I

THE MERGER

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1.1    The Merger. At the Effective Time (as defined in Section 1.2 hereof) and subject to and upon the terms and conditions of this Agreement and the applicable provisions of the Delaware General Corporation Law, as amended (the “DGCL”), Sub shall be merged with and into the Company, the separate corporate existence of Sub shall cease, and the Company shall continue as the surviving corporation and as a wholly owned subsidiary of Parent. The surviving corporation is hereinafter referred to as the “Surviving Corporation.”
1.2    Effective Time. Unless this Agreement is earlier terminated pursuant to Section 7.1 hereof, the closing of the Merger (the “Closing”) will take place within three (3) Business Days following the satisfaction or waiver of the conditions set forth in Article V hereof (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver (if permissible) of such conditions). Parent and the Company shall use commercially reasonable efforts to cause the Closing to occur on February 28, 2014; provided, that, in no event shall the Closing occur prior to such date, without the consent of Parent in its sole discretion. The date upon which the Closing actually occurs shall be referred to herein as the “Closing Date.” The Closing shall take place either (a) in person, in which case, the Closing shall take place at the offices of Cooley LLP, 3175 Hanover Street, Palo Alto, California or (b) remotely by electronic or facsimile transmissions, in either case, commencing at 10:00 a.m., Pacific Standard Time on the Closing Date, or at such other time or place is mutually agreed upon in writing by Parent and the Company. Immediately following the Closing, the parties hereto shall cause the Merger to be consummated by filing a Certificate of Merger in substantially the form attached hereto as Exhibit C (the “Certificate of Merger”) and duly executed by the Company with the Secretary of State of the State of Delaware, in accordance with the applicable provisions of the DGCL (the date and time the Merger becomes effective in accordance with the provisions of the DGCL shall be referred to herein as the “Effective Time”).
1.3    Effect of the Merger. At the Effective Time, the effects of the Merger shall be as provided in the applicable provisions of the DGCL, the Certificate of Merger and this Agreement. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, except as otherwise agreed to pursuant to the terms of this Agreement, all of the property, rights, privileges, powers and franchises of the Company and Sub shall vest in the Surviving Corporation, and all restrictions, disabilities and duties of the Company and Sub shall become the restrictions, disabilities and duties of the Surviving Corporation.
1.4    Organizational Documents.
(a)    The certificate of incorporation of the Surviving Corporation shall be amended and restated as of the Effective Time so as to read in its entirety as set forth on Exhibit D, until thereafter amended in accordance with this Agreement, the DGCL and as provided in such certificate of incorporation.
(b)    Unless otherwise determined by Parent prior to the Effective Time, the bylaws of Sub, as in effect immediately prior to the Effective Time, shall, without any further action on the part of the Company or Sub, be the bylaws of the Surviving Corporation at the Effective Time until thereafter amended in accordance with the DGCL and as provided in the certificate of incorporation of the Surviving Corporation and such bylaws.

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1.5    Management.
(a)    Directors of Company. The directors of Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation immediately after the Effective Time, each to hold the office of a director of the Surviving Corporation in accordance with the provisions of the DGCL and the certificate of incorporation and bylaws of the Surviving Corporation until their respective successors are duly elected and qualified.
(b)    Officers of Company. The officers of Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation immediately after the Effective Time, each to hold office in accordance with the provisions of the bylaws of the Surviving Corporation.
1.6    Effect of Merger on the Capital Stock of the Constituent Corporations.
(a)    Definitions. For all purposes of this Agreement, the following terms shall have the following respective meanings:
(i)    “Accounts Payable” means accounts payable, notes payable and other payables generated in connection with the business of the Company and its subsidiaries, excluding Taxes.
(ii)    “Accounts Receivable” means accounts receivable, notes receivable and other receivables generated in connection with the business of the Company and its subsidiaries.
(iii)    “Aggregate Common Stock Closing Consideration” means the Merger Consideration, minus the Aggregate Series A Liquidation Amount and minus the Aggregate Series B Liquidation Amount.
(iv)    “Aggregate Option Exercise Amount” shall mean an amount equal to the aggregate exercise price of all Company Options outstanding as of immediately prior to the Effective Time.
(v)     “Aggregate Series A Liquidation Amount” means the Series A Liquidation Amount, multiplied by the number of shares of Series A Preferred Stock outstanding as of immediately prior to the Effective Time.
(vi)    “Aggregate Series B Liquidation Amount” means the Series B Liquidation Amount, multiplied by the number of shares of Series B Preferred Stock outstanding as of immediately prior to the Effective Time.
(vii)    “Anti-Corruption and Anti-Bribery Laws” shall mean the Foreign Corrupt Practices Act of 1977, as amended, any rules or regulations thereunder, or any other applicable United States or foreign anti-corruption or anti-bribery laws or regulations.
(viii)    “Business Day(s)” shall mean each day that is not a Saturday, Sunday or holiday on which banking institutions located in New York, New York are authorized or obligated by Law or executive order to close.

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(ix)    “Closing Cash Amount” shall mean the aggregate amount of consolidated unrestricted cash of the Company as of the Closing determined in accordance with GAAP (excluding, for the avoidance of doubt, cash subject to checks or electronic transfers that have not cleared as of the Closing and checks that have been deposited but not cleared as of the Closing).
(x)    “Common Allocation” shall mean, with respect to any shares of Company Capital Stock, Restricted Stock Awards or Company Options, an amount, rounded to the nearest one one-hundredth of one percent with 0.005% rounded up, equal to the quotient (expressed as a percentage) obtained by dividing (a) the number of shares of Company Common Stock represented thereby or subject thereto (as applicable, and whether or not previously vested) as of immediately prior to the Effective Time (it being understood that the number of shares of Company Common Stock represented by one share of Company Preferred Stock, as determined in accordance with the Charter Documents, is one), by (b) the total number of Fully Diluted Shares.
(xi)    “Company Capital Stock” shall mean shares of Company Common Stock and Company Preferred Stock.
(xii)    “Company Common Stock” shall mean shares of common stock, $0.001 par value per share, of the Company.
(xiii)    “Company Debt” shall mean any Indebtedness of the Company or any of its subsidiaries, excluding any intercompany balances.
(xiv)    “Company Equity Awards” shall mean the Company Options and the Company Restricted Stock Awards.
(xv)    “Company Material Adverse Effect” shall mean any change, event, fact, circumstance or effect that, when considered with all such other changes, events, facts, circumstances or effects, has had or would reasonably be expected to have a materially adverse effect on (a) the business, condition, assets (whether tangible or intangible), capitalization, Company Intellectual Property, liabilities, financial condition or results of operations of the Company and its subsidiaries, taken as a whole or (b) the ability of the Company to perform any of its material covenants or obligations under the Agreement or under any other Contract executed, delivered or entered into in connection any of the transactions contemplated hereby; provided, however, that any effect to the extent resulting or arising from any of the following shall not be considered when determining whether a Company Material Adverse Effect shall have occurred: (a) any change or development generally affecting an industry or market in which the Company or its subsidiaries operates, (b) any change in conditions in the U.S. or global economy generally or the U.S. or global financing, banking or securities markets generally; (c) any changes relating to or required by GAAP; (d) any changes in, or required by, applicable Laws or other binding directives issued by any Governmental Authority or the interpretation thereof and (e) any effect of earthquakes, hurricanes, floods or other natural disasters, acts of war (whether or not declared), armed hostilities, sabotage or terrorism or the threat thereof, change in political environment or any worsening thereof or actions taken in response thereto; provided, in the case of clauses (a), (b) and (e), that such effects do not, individually or in the aggregate, have a materially disproportionate adverse impact on the Company and its subsidiaries, taken as a whole, relative to other Persons in the industries or markets in which the Company or any of its subsidiaries operates.

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(xvi)    “Company Options” shall mean all options (including commitments to grant options) to purchase or otherwise acquire Company Common Stock (whether or not vested) held by any Person, each of which is listed on Section 2.2(b) of the Disclosure Schedule, that are issued and outstanding immediately prior to the Effective Time.
(xvii)    “Company Preferred Stock” shall mean the Series A Preferred Stock and the Series B Preferred Stock, taken together.
(xviii)    “Company Products” means all products, services and Technology offerings developed, marketed, licensed, sold or distributed by the Company and its subsidiaries.
(xix)    “Company Restricted Stock Award” means each award of restricted Company Common Stock that is unvested as of immediately prior to the Effective Time.
(xx)    “Contract” shall mean any written or oral agreement, contract, subcontract, lease, instrument, note, bond, mortgage, indenture, option, warranty, license, sublicense, binding commitment or undertaking of any nature.
(xxi)    “Covered Personal Information” shall mean the following information the Company collects, uses or discloses from or about an individual: (i) first and last name; (ii) home or other physical address, including street name and city or town; (iii) email address or other online contact information, such as a user identifier or screen name; (iv) persistent identifier, such as IP address or machine I.D.; (v) telephone number, including home telephone number and mobile telephone number; (vi) physical location; or (vii) any other information from or about an individual consumer that alone or in combination with other information could be used to identify an individual or otherwise facilitate decisions regarding individuals.
(xxii)    “Environmental Laws” shall mean all Laws relating to pollution or protection of the environment (including ambient air, surface water, ground water, land surface or subsurface strata), exposure of any individual to Hazardous Materials, and Laws which prohibit, regulate or control any Hazardous Material, including Laws relating to emissions, discharges, releases or threatened releases of Hazardous Materials, or otherwise relating to the manufacture, processing, registration, distribution, labeling, sale, or the exposure of others to, recycling, use, treatment, storage, disposal, transport, or handling of Hazardous Materials or any product containing any Hazardous Material, and including related electronic waste, product content or product take-back requirements.
(xxiii)    “Escrow Agent” shall mean Wells Fargo Bank, National Association.
(xxiv)    “Escrow Agreement” shall mean the Escrow Agreement by and among the Escrow Agent, Parent and the Securityholder Representative substantially in the form of Exhibit E.
(xxv)    “Escrow Amount” shall mean an amount equal to the product of (i) the sum of $75,000,000 minus the Third Party Expenses minus the Securityholder Earnout Amount multiplied by (ii) 12.5%.

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(xxvi)    “Escrow Participants” shall mean all Stockholders, Optionholders and holders of Company Restricted Stock Awards.
(xxvii)    “Exchange Documents” shall mean the applicable Letter of Transmittal, together with any other documents required pursuant to such Letter of Transmittal or the DGCL to effect the exchange contemplated in Section 1.10(c).
(xxviii)    “Fully Diluted Shares” shall mean the sum, without duplication, of (1) the number of shares of Company Common Stock outstanding, net of treasury shares, immediately prior to the Effective Time (including shares of Company Common Stock subject to Company Restricted Stock Awards outstanding immediately prior to the Effective Time), plus (2) the number of shares of Company Common Stock issuable upon conversion of shares of Company Preferred Stock issued and outstanding immediately prior to the Effective Time, plus (3) the number of shares of Company Common Stock issuable upon exercise of all Company Options (whether or not vested) outstanding and unexercised immediately prior to the Effective Time.
(xxix)    “Future Payments” means, collectively, (a) any portion of the Escrow Fund that may become distributable to the Escrow Participants pursuant to this Agreement or the Escrow Agreement, plus (b) any Securityholder Representative Account Payment.
(xxx)     “GAAP” shall mean United States generally accepted accounting principles consistently applied.
(xxxi)    “Hazardous Materials” means any material, emission, or substance that has been designated by a Governmental Authority (whether under any Environmental Law or otherwise) to be a pollutant, contaminant, hazardous, toxic, radioactive or biological waste, or otherwise a danger to health, reproduction or the environment, including asbestos-containing materials (ACM), and petroleum and petroleum products or any fraction thereof.
(xxxii)    “Indebtedness” shall mean all indebtedness, including any applicable principal, fees, penalties (including with respect to any prepayment thereof), interest, premiums and any other costs and expenses, (a) for borrowed money, (b) evidenced by notes, bonds, debentures, drawn letters of credit, bankers’ acceptances or similar obligations, (c) in respect of declared but unpaid dividends owed to Stockholders, (d) under capital leases, (e) in respect of distributions payable or loans or advances payable to any Stockholders (other than incurred in the ordinary course of business, consistent with past practices), (f) under any currency or interest rate swap, hedge or similar protection device or (g) in the nature of guarantees of the obligations described in the preceding clauses (a)–(f), but excluding any deferred revenue and amounts subject to undrawn letters of credit and any outstanding credit card balances for expenses incurred in the ordinary course of business, consistent with past practices.
(xxxiii)    “Key Employees” means the Persons listed on Schedule 1.6(a)(xxxiii).
(xxxiv)    “Knowledge” or “Known” shall mean, with respect to the Company, the actual knowledge of Murali Aravamudan and Ajit Rajesekharan (and solely for the purposes of the

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representations and warranties set forth in Section 2.15(b), Mike Koenig and Daren Gill) (collectively, the “Knowledge Parties”) after reasonable inquiry of the Company’s officers.
(xxxv)     “Law” shall mean any foreign, federal, state or local law, statute, regulation, constitution, ordinance, code, edict, rule, order, injunction, judgment, decree, directive, ruling, writ, requirement, assessment, award or arbitration award of a Governmental Authority, settlement or governmental requirement enacted, promulgated, entered into, or imposed by, any Governmental Authority (including, for the sake of clarity, common law).
(xxxvi)     “Legal Proceeding” shall mean any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Authority or any arbitrator or arbitration panel.
(xxxvii)    “Letter of Transmittal” shall mean the Stockholder Letter of Transmittal or the Optionholder Letter of Transmittal, as applicable.
(xxxviii)    “Lien” shall mean any lien, pledge, hypothecation, charge, claim, mortgage, security interest, right of first refusal, preemptive right, transfer restriction or other encumbrance of any sort (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).
(xxxix)    “Merger Consideration” shall mean an amount equal to (a) $75,000,000, minus (b) the amount, if any, by which $7,000,000 exceeds the Closing Cash Amount, minus (c) the Third Party Expenses (as defined in Section 4.5 hereof), minus (d) the aggregate amount of any and all Company Debt as of immediately prior to the Effective Time, minus (e) the Escrow Amount, minus (f) the Securityholder Representative Expense Amount and plus (h) the Aggregate Option Exercise Amount.
(xl)    “Non-Employee Optionholder” shall mean an Optionholder that is not an employee of the Company or any of its subsidiaries as of immediately prior to the Effective Time.
(xli)     “Optionholder” shall mean any holder of Company Options immediately prior to the Effective Time.
(xlii)    “Parent Material Adverse Effect” shall mean any change, event or effect (a) that is materially adverse to the business, assets (whether tangible or intangible), financial condition, or results of operations of Parent and its subsidiaries, taken as a whole or (b) that would reasonably be expected to prevent, or materially impede or delay, Parent or Sub from consummating the Merger or any of the other transactions contemplated by this Agreement.

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(xliii)    “Paying Agent Agreement” shall mean the Paying Agent Agreement by and among the Paying Agent, Parent and the Securityholder Representative substantially in the form of Exhibit F.
(xliv)    “Payment Fund” shall mean cash in an amount sufficient to make payment of the Merger Consideration to the Stockholders (but excluding any consideration to be held back pursuant to the Securityholder Earnout Agreements and any payments to holders of Restricted Stock Awards) in accordance with Section 1.6(b).
(xlv)    “Person” shall mean any natural person, company, corporation, limited liability company, general or limited partnership, trust, proprietorship, joint venture, or other business entity, unincorporated association, organization or enterprise, or any Governmental Authority.
(xlvi)     “Plan” shall mean the Company’s 2004 Stock Incentive Plan.
(xlvii)    “Permitted Liens” means any (a) mechanic’s, materialmen’s, landlord’s and similar Liens, (b) Liens arising under worker’s compensation, unemployment insurance, social security, retirement and similar legislation, (c) Liens on goods in transit incurred pursuant to documentary letters of credit, in each case arising in the ordinary course of business, (d) Liens for Taxes not yet due and payable, (e) Liens for Taxes which are being contested in good faith and by appropriate proceedings, (f) Liens relating to capitalized lease financings or purchase money financings that have been entered into in the ordinary course of business, (g) Liens arising under applicable securities laws, (h) Liens arising solely by action of Parent and (i) Liens which do not materially detract from the value or materially interfere with the present or intended use of the applicable asset.
(xlviii)    “Pre-Closing Tax Period” shall mean any taxable period ending on or prior to the Closing Date and that portion of any Straddle Tax Period ending on (and including) the Closing Date.
(xlix)     “Pro Rata Portion” shall mean, with respect to any Escrow Participant, an amount, rounded to the nearest one one-hundredth of one percent with 0.005% rounded up, equal to the quotient (expressed as a percentage) obtained by dividing (a) the sum of such Escrow Participant’s Net Closing Consideration (as defined in Section 1.8(b)(viii)) plus the aggregate exercise price of all Company Options held by such Escrow Participant immediately prior to the Effective Time by (b) the difference of the Merger Consideration minus the aggregate amount withheld pursuant to the Securityholder Earnout Agreements.
(l)    “Related Agreements” shall mean the Certificate of Merger and the Non-Competition Agreements.
(li)    “Securityholder Earnout Amount” shall mean the aggregate amount of Merger Consideration withheld from Escrow Participants pursuant to the Securityholder Earnout Agreements.
(lii)    “Securityholder Representative Expense Amount” shall mean $500,000.

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(liii)    “Series A Liquidation Amount” shall mean $1.00 per share.
(liv)    “Series A Preferred Stock” shall mean the Company’s Series A Preferred Stock, $0.01 par value per share.
(lv)    “Series B Liquidation Amount” shall mean $2.00 per share.
(lvi)    “Series B Preferred Stock” shall mean the Company’s Series B Preferred Stock, $0.01 par value per share.
(lvii)    “Stockholder” shall mean any holder of any Company Capital Stock that is issued and outstanding immediately prior to the Effective Time.
(lviii)    “Straddle Tax Period” shall mean any taxable period beginning on or before and ending after the Closing Date.
(lix)    “Threshold Amount” shall mean an amount equal to the product of (i) the sum of $75,000,000 minus the Third Party Expenses minus the Securityholder Earnout Amount multiplied by (ii) 1%.
(lx)    “Transaction Payroll Taxes” shall mean the employer portion of any payroll or employment Taxes incurred with respect to any bonuses, option exercises and cash-outs, and other compensatory payments in connection with the transactions contemplated by this Agreement (including pursuant to Section 1.6(c) hereof).
(b)    Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Sub, the Company or the holders of shares of Company Capital Stock, upon the terms and subject to the conditions set forth in this Section 1.6 and throughout this Agreement:
(i)    Capital Stock of Sub. Each share of common stock of Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation. Each stock certificate of Sub evidencing ownership of any such shares shall continue to evidence ownership of such shares of capital stock of the Surviving Corporation.
(ii)    Cancellation of Treasury Stock. Each share of Company Capital Stock that is owned by the Company as treasury stock as of immediately prior to the Effective Time shall be cancelled and shall cease to exist and no payment or consideration shall be delivered in exchange therefor.
(iii)    Conversion of Capital Stock.
(1)    Each share of Series A Preferred Stock that is issued and outstanding as of immediately prior to the Effective Time (other than Dissenting Shares) shall be cancelled and extinguished and converted automatically into the right of the holder thereof to receive, upon surrender of the certificate representing such shares of Series A Preferred Stock in the manner provided in Section 1.10(c): (A) the Series A Liquidation Amount, plus (B) such share’s Common

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Allocation of the Aggregate Common Stock Closing Consideration, plus (C) the portion allocable to such share of the holder’s Pro Rata Portion of any Future Payments that may become payable pursuant to the terms of this Agreement and the Escrow Agreement.
(2)    Each share of Series B Preferred Stock that is issued and outstanding as of immediately prior to the Effective Time (other than Dissenting Shares) shall be cancelled and extinguished and converted automatically into the right of the holder thereof to receive, upon surrender of the certificate representing such shares of Series B Preferred Stock in the manner provided in Section 1.10(c): (A) the Series B Liquidation Amount, plus (B) such share’s Common Allocation of the Aggregate Common Stock Closing Consideration, plus (C) the portion allocable to such share of the holder’s Pro Rata Portion of any Future Payments that may become payable pursuant to the terms of this Agreement and the Escrow Agreement.
(3)    Each share of Company Common Stock that is issued and outstanding as of immediately prior to the Effective Time (other than (A) shares of Company Common Stock referenced in Section 1.6(b)(ii) and (B) Dissenting Shares) shall be cancelled and extinguished and converted automatically into the right of the holder thereof to receive, upon the surrender of the certificate representing such shares of Company Capital Stock in the manner provided in Section 1.10(c): (I) such share’s Common Allocation of the Aggregate Common Stock Closing Consideration (such consideration to be distributed pursuant to the terms, and subject to the conditions set forth in the Securityholder Earnout Agreement to the which such holder of Company Common Stock is party, if applicable), plus (II) the portion allocable to such share of the holder’s Pro Rata Portion of any Future Payments that may become payable pursuant to the terms of this Agreement and the Escrow Agreement.
(c)    Treatment of Company Equity Awards.
(i)    No Company Option shall be assumed or otherwise replaced by Parent. Immediately prior to the Effective Time, and conditioned on the consummation of the Merger, each Company Option (whether vested or unvested and regardless of the exercise price thereof) shall be cancelled and each holder of a Company Option shall automatically be entitled to the right to receive cash payments totaling the sum of (A) such Company Option’s Common Allocation of the Aggregate Common Stock Closing Consideration, less the aggregate exercise price of such Company Option (such consideration to be distributed pursuant to the terms, and subject to the conditions set forth in the Securityholder Earnout Agreement to which such holder of a Company Option is party, if applicable), plus (B) the portion allocable to such Company Option of the holder’s Pro Rata Portion of any Future Payments that may become payable pursuant to the terms of this Agreement and the Escrow Agreement, in each case subject to withholding as provided in Section 1.6(d).
(ii)    As of immediately prior to the Effective Time, each Company Restricted Stock Award that is unvested in whole or in part shall vest in full, and all shares of Company Common Stock issued in connection with such Company Restricted Stock Award shall be converted pursuant to Section 1.6(b)(iii)(3).
(iii)    Prior to the Effective Time, and subject to a reasonable opportunity to review and comment by Parent, the Company shall have taken all actions necessary to effect the transactions anticipated by this Section 1.6(c) under the Plan, all Company Option agreements, all

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Company Restricted Stock Award agreements and any other plan or arrangement of the Company, and ensure that the Company, as of and following the Effective Time, is not bound by any rights under the Plan or any other plan, program or arrangement (or provision thereof) providing for the issuance or grant of any interest in respect of shares of Company Common Stock.
(iv)    Parent shall cause the Surviving Corporation to pay as promptly as practicable after the Effective Time (or, in the case of the Non-Employee Optionholders, after the delivery of an Optionholder Letter of Transmittal in accordance with Section 1.10(c)(ii)) to each holder of Company Options and each holder of Company Restricted Stock Awards the portion of the Aggregate Common Stock Closing Consideration payable to such holder pursuant to this Section 1.6(c) or Section 1.6(b)(iii)(3), as applicable, subject to any applicable withholding as provided in Section 1.6(d), in accordance with the Payment Schedule. Parent shall cause the Surviving Corporation to pay to each holder of Company Options and each holder of Company Restricted Stock Awards any amounts payable with respect to each Future Payment (subject to any applicable withholding as provided in Section 1.6(d)) (i) promptly following the payment of such Future Payments to the holders of Company Common Stock and (ii) in accordance with the Payment Schedule.
(d)    Withholding Taxes. Notwithstanding any other provision in this Agreement, Parent, the Company, Sub, the Paying Agent (as defined in Section 1.10(b)) and the Escrow Agent shall have the right to deduct and withhold from any payments to be made hereunder such Taxes as is, in Parent’s reasonable determination, required by Law. Parent, the Company, Sub, the Paying Agent and the Escrow Agent shall use commercially reasonable efforts to reduce or eliminate any such withholding. To the extent that any of the aforementioned amounts are so withheld and paid over to the appropriate taxing authority, such withheld amounts shall be treated for all purposes of this Agreement as having been delivered and paid to the recipient of payments in respect of which such deduction and withholding was made. For the avoidance of doubt, the parties have determined that the only Tax withholding required pursuant to the Laws of the Republic of India is withholding in the nature of income and employment Taxes with respect to residents of the Republic of India and the Parent, the Company, Sub, the Paying Agent and the Escrow Agent shall not withhold any Taxes imposed by the Republic of India with respect to nonresidents of the Republic of India. Notwithstanding the foregoing, if it is subsequently determined in connection with a Legal Proceeding brought by a Governmental Authority of the Republic of India that other or additional withholding is or was required by the Republic of India, the Escrow Participants shall indemnify and hold Parent harmless for any Losses (including any applicable penalties and interest) incurred as a result of any failure to withhold pursuant to the Laws of the Republic of India (“India Withholding Indemnification Amounts”) to the extent and in the manner provided in Article VI.
(e)    Certain Transfer Taxes and Fees. All transfer, documentary, sales, use, stamp, value added, goods and services, excise, registration and other similar Taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with consummation of the transactions contemplated by this Agreement (excluding any India Withholding Indemnification Amounts, which shall be paid in accordance with the procedures set forth in Article VI for Third Party Claims) shall be paid by the Escrow Participants when due, and Securityholder Representative will, at the expense of the Escrow Participants, file all necessary Returns and other documentation with respect to all such Taxes, fees and charges, and if required by applicable

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Law, Parent will and will cause its affiliates to, join in the execution of any such Returns and other documentation.
1.7    Dissenting Shares.
(a)    Notwithstanding any other provisions of this Agreement to the contrary, any shares of Company Capital Stock held by a holder who has not voted for the Merger, or who has not effectively withdrawn or lost such holder’s appraisal rights under the DGCL (collectively, the “Dissenting Shares”) shall not be converted into or represent a right to receive the applicable consideration for Company Capital Stock set forth in Section 1.6 hereof, but the holder thereof shall only be entitled to such rights as are provided by the DGCL to a holder of Dissenting Shares.
(b)    Notwithstanding the provisions of Section 1.7(a) hereof, if any holder of Dissenting Shares shall effectively withdraw or lose (through failure to perfect or otherwise) such holder’s appraisal or dissenter’s rights, then, as of the later of the Effective Time and the occurrence of such event, such holder’s shares shall automatically be converted into and represent only the right to receive the consideration for Company Capital Stock, as applicable, set forth in Section 1.6 hereof, without interest thereon, upon surrender of the certificate representing such shares.
(c)    The Company shall give Parent (i) prompt notice of any written demand for appraisal received by the Company prior to the Effective Time pursuant to the applicable provisions of the DGCL, any withdrawal of any such demand and any other notice or instrument with respect to such a demand delivered to the Company prior to the Effective Time pursuant to the DGCL, and (ii) the opportunity to participate in all negotiations and proceedings with respect to such demands, notices or instruments. The Company shall not, except with the prior written consent of Parent, make any payment with respect to any such demands or offer to settle or settle any such demands, notices or instruments. Notwithstanding the foregoing, to the extent that Parent or the Company (i) makes any payment or payments in respect of any Dissenting Shares in excess of the consideration that otherwise would have been payable in respect of such shares in accordance with this Agreement or (ii) incurs any other costs or expenses (including reasonable attorneys’ fees) in defending any action or proceeding in respect of any Dissenting Shares (excluding payments for such shares) (together “Dissenting Share Payments”), Parent shall be entitled to recover under the terms of Section 6.2 hereof the amount of such Dissenting Share Payments without regard to the Threshold Amount (as defined in Section 6.4(a) hereof), subject to the requirements of Section 6.4(e).
1.8    Payment Schedule; Parent’s Obligations Fulfilled. At least two (2) Business Days prior to the Closing Date, the Company shall deliver to Parent a schedule (such schedule, as reviewed and approved by Parent, the “Payment Schedule”) signed by the chief financial officer of the Company certifying on behalf of the Company as to the accuracy and completeness, in each case as of the Closing (subject only to adjustment for the execution of Securityholder Earnout Agreements after deliver of the Payment Schedule, if applicable), of:
(a)    The computation of each of: (A) the Fully Diluted Shares; (B) Third Party Expenses; (C) Company Debt as of immediately prior to the Effective Time; and (D) the Aggregate Option Exercise Amount,

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(b)    With respect to each Escrow Participant entitled to distribution of a portion of the Merger Consideration or Future Payment at such time:
(i)    the name, mailing address and, if available, email address;
(ii)    the number of shares of each class and series of Company Capital Stock held by each such Escrow Participant as of immediately prior to the Effective Time and the certificate number or numbers corresponding to such share;
(iii)    the exercise price per share and the number of shares of each class and series of Company Capital Stock subject to each Company Option held by each such Escrow Participant as of immediately prior to the Effective Time;
(iv)    the number of shares of each class and series of Company Capital Stock subject to each Company Restricted Stock Award held by each such Escrow Participant as of immediately prior to the Effective Time;
(v)    the number of Fully Diluted Shares;
(vi)    each such Escrow Participant’s Pro Rata Portion;
(vii)    whether any security for which an Escrow Participant is receiving a payment is a “covered security” under Treasury Regulation § 1.6045-1(a)(15) and, with respect to any such covered security, the cost basis and date of issuance of such shares or securities; and
(viii)    the aggregate amount of cash consideration to which each such Escrow Participant is entitled as of the Effective Time (after giving effect to any amount withheld pursuant to a Securityholder Earnout Agreement, and excluding any Future Payments, the “Net Closing Consideration”).
The Securityholder Representative shall be responsible for instructing the Paying Agent and the Surviving Corporation as to the distribution of such amounts then deposited. Parent, the Paying Agent and the Surviving Corporation and each of their respective affiliates may rely on the instructions of the Securityholder Representative for distributions and shall have no responsibility or liability with respect thereto; provided, that the distribution instructions of the Securityholder Representative are followed. Upon Parent making each aggregate payment required of it under this Agreement to the Paying Agent and the Surviving Corporation as provided herein, Parent shall have fulfilled its obligations with respect to such payment, subject to Section 1.10(e). Assuming payment in accordance with the Payment Schedule, neither Parent (including indirectly through the Surviving Corporation) nor the Paying Agent nor any of their respective affiliates shall have any liability whatsoever with respect to the distribution of such payments among the Escrow Participants.
1.9    Closing Deliverables. At the Closing, (w) Parent, the Securityholder Representative and the Paying Agent shall deliver an executed copy of the Paying Agent Agreement, (x) Parent, the Securityholder Representative and the Escrow Agent shall deliver an executed copy of the Escrow

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Agreement, (y) Parent shall deliver an executed copy of each Non-Competition Agreement entered into with a Key Employee and (z) Parent shall receive each of the following:
(a)    Closing Certificate. A certificate, executed on behalf of the Company by an officer of the Company, certifying that the conditions set forth in Sections 5.1(a), 5.1(b) and 5.1(e) have been satisfied in accordance with their respective terms and attaching the final Payment Schedule.
(b)    Termination of Amended and Restated Investors Rights Agreement. Evidence reasonably satisfactory to Parent that the Amended and Restated Investors Rights Agreement, dated as of April 25, 2007, by and among the Company and the other parties thereto, has been terminated in accordance with its terms.
(c)    Termination of Plan. Evidence reasonably satisfactory to Parent that the Plan has been terminated in accordance with its terms.
(d)    Release. A fully-executed release, substantially in the form of Exhibit F, dated as of the Closing Date and executed by each of Murali Aravamudan, Ajit Rajasekharan, Harris Fishman, Daren Gill, Sam Vasisht, Michael Koenig, Paul Ferri, Edward Anderson, Promod Haque, Rakesh Barve, and Viswanathan Thiagarajan.
(e)    Securityholder Earnout Agreements. True and correct, fully-executed Securityholder Earnout Agreements, substantially in the form of Exhibit A, dated as of the Closing Date and executed by (i) each of Murali Aravamudan, Ajit Rajasekharan, Daren Gill, Mike Koenig, and Ganesh Ramamoorthy and (ii) no fewer than nine (9) of the Persons set forth on Schedule 1.9(e).
(f)    Payoff Letters. The Company shall deliver payoff letters in a form reasonably acceptable to Parent with respect to the Company Debt set forth on Schedule 1.9(e).
(g)    Resignation of Officers and Directors. Each of the officers and directors of the Company and its subsidiaries shall deliver a written resignation effective as of the Effective Time.
(h)    Certificate of Secretary of Company. The Company shall deliver a certificate, validly executed by the Secretary of the Company, certifying (i) as to the terms and effectiveness of the Charter Documents, (ii) as to the valid adoption of resolutions of the Board of Directors of the Company (whereby the Merger and the transactions contemplated hereunder were unanimously approved by the Board of Directors) and (iii) that the Stockholders constituting the Sufficient Stockholder Vote have approved this Agreement and the consummation of the transactions contemplated hereby.
(i)    Certificate of Good Standing. The Company shall deliver a certificate of good standing of the Company from the Secretary of State of the State of Delaware and a certificate of good standing from each other jurisdiction in which the Company or any subsidiary of the Company is qualified to do business dated within a reasonable period prior to Closing.
(j)    FIRPTA Certificate. The Company shall deliver a certification that the shares of Company Capital Stock are not United States real property interests as defined in Section 897(c) of

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the Code, together with a notice to the Internal Revenue Service, in accordance with the Treasury Regulations under Sections 897 and 1445 of the Code.
(k)    Termination of 401(k) Plans. Unless Parent has explicitly instructed otherwise, the Company shall deliver evidence reasonably satisfactory to Parent that all 401(k) Plans have been terminated pursuant to resolution of the Board of Directors of the Company (the form and substance of which shall have been subject to review and approval of Parent), effective as of no later than the day immediately preceding the Closing Date.
1.10    Payment of Consideration; Surrender of Certificates.
(a)    Parent to Provide Consideration. At the Closing, Parent shall make, or cause the Paying Agent to make, the following payments, in each case in the respective amounts set forth in the Payment Schedule.
(i)    to the Surviving Corporation, by wire transfer of immediately available funds, the portion of the Aggregate Common Stock Closing Consideration payable to the holders of Company Options pursuant to Section 1.6(c)(i) and to the holders of Company Restricted Stock Awards pursuant to Section 1.6(b)(iii)(3);
(ii)    to the Escrow Agent, by wire transfer of immediately available funds, the Escrow Amount to be deposited into the Escrow Fund (each Escrow Participant’s Pro Rata Portion of the consideration comprising the Escrow Amount shall be deemed to be contributed to the Escrow Fund with respect to such Escrow Participant);
(iii)    to the Securityholder Representative, by wire transfer of immediately available funds, the Securityholder Representative Expense Amount;
(iv)    to each Person specified in the Closing Debt Statement as a recipient of payments in respect of the Company Debt, by wire transfer of immediately available funds, the amount payable to such Person as specified in the Closing Debt Statement;
(v)    to each Person specified in the Statement of Expenses as a recipient of payments in respect of Third Party Expenses, by wire transfer of immediately available funds, the amount payable to such Person as specified in the Statement of Expenses; and
(vi)    to the Paying Agent, by wire transfer of immediately available funds, the Payment Fund.
(b)    Paying Agent. Wells Fargo Bank, National Association, at Parent’s sole expense, shall serve as the paying agent (such institution, in such capacity, the “Paying Agent”) for the Merger, other than with respect to the portion of the Aggregate Common Stock Closing Consideration payable to Optionholders or with respect to Company Restricted Stock Awards. The Surviving Corporation shall serve as the paying agent for the portion of the Aggregate Common Stock Closing Consideration payable to Optionholders and holders of Company Restricted Stock Awards. The Payment Fund shall be invested by the Paying Agent in a money market deposit account maintained by the Paying Agent

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that invests exclusively in obligations of or guaranteed by the United States of America; provided, that no such investment or loss thereon shall affect the amounts payable to the Stockholders pursuant to Section 1.6(b)(iii). Any interest and other income resulting from such investment shall become a part of the Payment Fund, and any amounts in excess of the amounts payable to the Stockholders pursuant to Section 1.6(b)(iii) shall promptly be paid to Parent or a designee of Parent. The parties hereto agree that all interest and other investment income earned from the investment of cash in the Payment Fund pursuant to this Agreement shall be treated for Tax purposes as earned by Parent. The Payment Fund shall not be used for any purpose other than as specified in this Section 1.10(b).
(c)    Exchange Procedures.
(i)    At or promptly following the Effective Time, but in any event no later than three (3) Business Days after the Effective Time, Parent shall cause the Paying Agent to mail a letter of transmittal in substantially the form attached hereto as Exhibit G (the “Stockholder Letter of Transmittal”) to each Stockholder at the address set forth opposite each such Stockholder’s name on the Payment Schedule; provided, that Parent shall assist the Company in developing arrangements for the delivery of such materials at Closing to the Stockholders listed on Schedule 1.10(c) to facilitate the payment of Merger Consideration to such Stockholders immediately following the Effective Time. After receipt of such Letter of Transmittal, the Stockholders will surrender the certificates representing their shares of Company Capital Stock (the “Company Stock Certificates”) to the Paying Agent for cancellation together with a duly completed and validly executed set of Exchange Documents. Upon surrender of a Company Stock Certificate for cancellation to the Paying Agent, together with such Exchange Documents, duly completed and validly executed in accordance with the instructions thereto, subject to the terms of Section 1.10(d) hereof, Parent shall cause the Paying Agent to pay promptly to the holder of such Company Stock Certificate in exchange therefor cash in an amount equal to the Merger Consideration payable in respect of the shares of Company Capital Stock represented by such Company Stock Certificate, as determined in accordance with Section 1.6 and reflected on the Payment Schedule, and the Company Stock Certificate so surrendered shall be cancelled. Until so surrendered, each Company Stock Certificate outstanding after the Effective Time will be deemed, for all corporate purposes thereafter, to evidence only the right to receive the applicable portion of the Merger Consideration pursuant to Section 1.6 hereof in exchange for shares of Company Capital Stock (without interest) into which such shares of Company Capital Stock shall have been so converted. No portion of the Merger Consideration (including such holder’s Pro Rata Portion of the Escrow Amount, when payable) will be paid to the holder of any unsurrendered Company Stock Certificate with respect to shares of Company Capital Stock formerly represented thereby or issuable thereunder until the holder of record of such Company Stock Certificate shall surrender such Company Stock Certificate pursuant hereto.
(ii)    At or promptly following the Effective Time, but in any event no later than three (3) Business Days after the Effective Time, Parent shall mail a letter of transmittal in substantially the forms attached hereto as Exhibit H (the “Optionholder Letter of Transmittal”) to each Non-Employee Optionholder at the address set forth opposite each such Non-Employee Optionholder’s name on the Payment Schedule. After receipt of such Letter of Transmittal, the Non-Employee Optionholders will deliver a duly completed and validly executed set of Exchange Documents to Parent. Upon delivery of such Exchange Documents, duly completed and validly executed in

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accordance with the instructions thereto, Parent shall pay promptly to the Non-Employee Optionholder cash in an amount equal to the Merger Consideration payable in respect of the Company Options held by such Non-Employee Optionholder, as determined in accordance with Section 1.6 and reflected on the Payment Schedule. Prior to delivery of the Exchange Documents, each Non-Employee Optionholder shall be deemed, for all corporate purposes thereafter, to hold only the right to receive the applicable portion of the Merger Consideration pursuant to Section 1.6 hereof in exchange for Company Options (without interest) into which such Company Options shall have been so converted. No portion of the Merger Consideration (including such Non-Employee Optionholder’s Pro Rata Portion of the Escrow Amount, when payable) will be paid to any Non-Employee Optionholder on account of its Company Options until such Non-Employee Optionholder shall deliver the Exchange Documents pursuant hereto.
(d)    Transfers of Ownership. If any cash amounts are to be disbursed pursuant to Section 1.6 hereof to a Person other than the Person whose name is reflected on the Company Stock Certificate surrendered in exchange therefor, it will be a condition of the delivery thereof that the Company Stock Certificate so surrendered will be properly endorsed and otherwise in proper form for transfer and that the Person requesting such exchange will have paid to Parent or any agent designated by it any transfer or other Taxes required by reason of the disbursement of such cash amounts to a Person other than the registered holder of the certificate surrendered, or established to the satisfaction of Parent or any agent designated by it that such Tax has been paid or is not payable.
(e)    Paying Agent to Return Merger Consideration. At any time following the last day of the twelve (12) month period following the Effective Time, Parent shall be entitled to require the Paying Agent to deliver to Parent or its designated successor or assign all cash amounts that have been deposited with the Paying Agent pursuant to Section 1.10(a)(vi) hereof, and any income or proceeds thereof, not disbursed to the holders of Company Stock Certificates pursuant to Section 1.10(b) hereof, and thereafter the holders of Company Stock Certificates shall be entitled to look only to Parent (subject to the terms of Section 1.10(f) hereof) only as general creditors thereof with respect to any and all amounts that may be payable to such holders of Company Stock Certificates pursuant to Section 1.6 hereof upon the due surrender of such Company Stock Certificates in the manner set forth in Section 1.10(c) hereof. No interest shall be payable to any holder of Company Stock Certificates in respect of any cash amount delivered to Parent or its designated successor pursuant to the provisions of this Section 1.10(e) prior to delivery to any holder of Company Stock Certificates.
(f)    No Liability. Notwithstanding anything to the contrary in this Section 1.10(f), neither the Paying Agent, Parent, the Surviving Corporation, any other party hereto or any of their respective affiliates shall be liable to a holder of shares of Company Capital Stock for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar Law.
1.11    No Further Ownership Rights in Company Capital Stock. The cash paid in respect of the surrender for exchange of shares of Company Capital Stock and Company Options in accordance with the terms hereof (including any Future Payments payable with respect thereto) shall be deemed to be full satisfaction of all rights pertaining to shares of Company Capital Stock and Company Options, and there shall be no further registration of transfers on the records of the Surviving Corporation of shares of Company Capital Stock or Company Options which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Company Stock Certificates or Company Options are

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presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged as provided in this Article I.
1.12    Lost, Stolen or Destroyed Certificates. In the event any Company Stock Certificates shall have been lost, stolen or destroyed, the Paying Agent shall issue in exchange for such lost, stolen or destroyed certificates, upon the making of an affidavit of that fact by the holder thereof, such amount, if any, as may be required pursuant to Section 1.6 hereof; provided, however, that the Paying Agent may, in its discretion and as a condition precedent to the issuance thereof, require the Stockholder who is the owner of such lost, stolen or destroyed Company Stock Certificates to either (i) deliver a customary lost instrument bond or (ii) provide an indemnification agreement in a form and substance reasonably acceptable to the Paying Agent, against any claim that may be made against Parent or the Paying Agent with respect to the Company Stock Certificates alleged to have been lost, stolen or destroyed. Any Stockholder complying with the provisions of this Section 1.12 shall be deemed to have surrendered such lost, stolen or destroyed Company Stock Certificate for all purposes hereunder, including for purposes of receiving the cash to which such Stockholder is entitled pursuant to Section 1.6 hereof (less the Pro Rata Portion of the Escrow Amount to be deposited into the Escrow Fund with respect to such Stockholder).
1.13    Taking of Necessary Action; Further Action. If at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company, Parent, Sub, and the officers and directors of the Company, Parent and Sub are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action.
ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to Parent and Sub, subject to such exceptions as are specifically disclosed in the disclosure schedule (referencing the appropriate section and, if applicable, subsection numbers) supplied by the Company to Parent on the date hereof (the “Disclosure Schedule”) as follows:
2.1    Organization of the Company. The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. The subsidiaries of the Company are duly organized, validly existing and in good standing under the Laws of their respective jurisdictions of incorporation. Each of the Company and its subsidiaries has the corporate power to own its properties, to carry on its business as currently conducted and to perform its obligations under all Contracts to which it is a party or by which it is bound. Each of the Company and its subsidiaries is duly qualified or licensed to do business and in good standing as a foreign corporation in each jurisdiction in which such qualification or licensure is required by Law, except for those jurisdictions where the failure to be so qualified or licensed and in good standing would not reasonably be expected to have, individually, or in the aggregate, a Company Material Adverse Effect. Each of the Company and its subsidiaries has made available a true and correct copy of its certificate of incorporation and bylaws or comparable

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governing documents, each as amended to date and in full force and effect on the date hereof (collectively, the “Charter Documents”), to Parent. Section 2.1 of the Disclosure Schedule lists the directors and executive officers of each of the Company and its subsidiaries as of the date hereof. None of the Company or its subsidiaries is or has ever conducted business under any other name. Section 2.1 of the Disclosure Schedule also lists (a) each jurisdiction in which the Company is qualified or licensed to do business, (b) each jurisdiction in which the Company’s subsidiaries are qualified or licensed to do business and (c) every state or foreign jurisdiction in which the Company or its subsidiaries has employees or facilities.
2.2    Company Capital Structure.
(a)    The authorized capital stock of the Company consists of: (i) 40,000,000 shares of Company Common Stock, of which 9,423,967 shares are outstanding, net of treasury shares, on the date hereof; and (ii) 21,500,000 shares of Company Preferred Stock, of which (A) 14,300,000 shares have been designated Series A Preferred Stock, 14,000,000 of which are issued and outstanding on the date hereof and (B) 7,200,000 shares have been designated Series B Preferred Stock, of which 7,011,875 shares are issued and outstanding on the date hereof. Each share of Company Preferred Stock is convertible into one share of Company Common Stock. The Company Capital Stock is held by the Persons and in the numbers of shares set forth in Section 2.2(a) of the Disclosure Schedule. All outstanding shares of Company Capital Stock are duly authorized, validly issued, fully paid and non-assessable and are not subject to preemptive rights created by statute, the Charter Documents of the Company, or any agreement to which the Company is a party or by which it is bound, and together with all Company Options have been issued in compliance with all applicable Laws, including federal and state securities Laws. There are no declared or accrued but unpaid dividends with respect to any shares of Company Capital Stock. The Company has no capital stock other than the Company Capital Stock authorized, issued or outstanding. There is no Company Debt outstanding on the date hereof.
(b)    Except for the Plan, the Company has never adopted, sponsored or maintained any stock option plan or any other plan or agreement providing for equity-based compensation (whether payable in shares, cash or otherwise) to any Person. The Company has reserved 8,200,000 shares of Company Common Stock for issuance to employees and directors of, and consultants to, the Company upon the issuance of stock or the exercise of options granted under the Plan (and has not reserved any shares for issuance under any other plan, agreement or arrangement), of which 3,776,002 shares are issuable, as of the date hereof, upon the exercise of outstanding, unexercised options granted under the Plan. Except for the Company Options identified in Section 2.2(b) of the Disclosure Schedule (such schedule to contain, for each holder of Company Options, the name of such holder, the number of shares of Company Common Stock issuable upon exercise of such Company Options held by such holder, the vesting schedule, if applicable, and exercise price of such Company Options, the dates on which such Company Options were granted, and whether any Company Options are intended to be incentive stock options under the Code), there are no options, warrants, calls, rights, convertible securities, commitments or agreements of any character, to which the Company is a party or by which the Company or any of its subsidiaries is bound obligating the Company or any of its subsidiaries to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of the Company Capital Stock or capital stock of any of its subsidiaries or obligating the Company or any of its subsidiaries to grant, extend, accelerate the vesting of, change the price of, otherwise amend or enter into any such option, warrant, call, right, commitment or agreement.

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(c)    There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or other rights, rights of any type, the value of which is determined by reference in whole or in part to the value of Company Capital Stock or any other securities of the Company (whether payable in cash, property or otherwise) with respect to the Company. There are no voting trusts, proxies, or other agreements to which the Company is a party with respect to the voting securities of the Company. There are no agreements to which the Company is a party relating to the registration, sale or transfer (including agreements relating to rights of first refusal, co-sale rights or “drag-along” rights) of any Company Capital Stock. The Payment Schedule is complete and correct.
(d)    All shares of Company Capital Stock, Company Options and Company Restricted Stock Awards have been issued and granted in compliance with all applicable securities Laws and other applicable Laws, and any requirements with respect to the issue or grant of Company Capital Stock, Company Options and Company Restricted Stock Awards set forth in any Material Contracts. None of the outstanding shares of Company Common Stock were issued in violation of any preemptive rights or other rights to subscribe for or purchase securities of the Company.
2.3    Subsidiaries. A list of the subsidiaries of the Company is set forth in Section 2.3 of the Disclosure Schedule. All of the outstanding shares of capital stock or other equity interest of each such subsidiary are (a) owned of record and beneficially, directly or indirectly, by the Company and all such outstanding shares of stock or other equity interests are duly authorized, (b) validly issued and non-assessable and not subject to any applicable pre-emptive rights created by statute or any of the charter documents of any of the subsidiaries, or any agreement to which any such subsidiary is a party or by which it is bound and (c) have been issued in compliance with all Laws. There are no options, warrants, calls, rights, convertible securities, commitments or agreements of any character to which any subsidiary of the Company is a party or by which any subsidiary of the Company is bound obligating such subsidiary to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of its capital stock or obligating such subsidiary to grant, extend, accelerate the vesting of, change the price of, otherwise amend or enter into any such option, warrant, call, right, commitment or agreement. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or other similar rights with respect to any subsidiary of the Company. Neither the Company nor any of its subsidiaries has agreed, is obligated to make, or is bound by any Contract under which it may become obligated to make any future equity investment in, or capital contribution to, any other Person. Neither the Company nor any of its subsidiaries directly or indirectly owns any equity or similar interest in or any interest convertible, exchangeable or exercisable for, any equity or similar interest in, any Person.
2.4    Authority. The Company has all requisite power and authority to enter into this Agreement and any Related Agreements to which it is a party and, subject to receipt of the Sufficient Stockholder Vote, to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and any Related Agreements to which the Company is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of the Company and no further action is required on the part of the Company to authorize the Agreement and any Related Agreements to which it is a party and the transactions contemplated hereby and thereby, subject only to receipt of the Sufficient Stockholder Vote. The vote required to approve this Agreement and the transactions contemplated hereby by the

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Stockholders entitled to vote thereon is set forth in Section 2.4 of the Disclosure Schedule (the “Sufficient Stockholder Vote”). The Sufficient Stockholder Vote is the only vote of the Stockholders required under applicable Laws, the DGCL, the Charter Documents and any Contract to which the Company or any of its subsidiaries is a party to legally adopt this Agreement and approve the Merger and the other transactions contemplated hereby. This Agreement and the Merger have been unanimously approved by the Board of Directors of the Company and recommended to the Stockholders for adoption and approval. This Agreement and each of the Related Agreements to which the Company is a party has been duly executed and delivered by the Company and assuming the due authorization, execution and delivery by the other parties hereto and thereto, constitute the valid and binding obligations of the Company enforceable against it in accordance with their respective terms, except as such enforceability may be subject to the Laws of general application relating to bankruptcy, insolvency, and the relief of debtors and rules of Law governing specific performance, injunctive relief, or other equitable remedies.
2.5    No Conflict.
(a)    The execution, delivery and performance by the Company of this Agreement and any Related Agreement to which the Company is a party, and the consummation of the transactions contemplated hereby and thereby, will not conflict with or result in any violation of or default under (with or without notice or lapse of time, or both) or give rise to a right of termination, cancellation, modification or acceleration of any obligation or loss of any benefit under (any such event, a “Conflict”) (i) any provision of the Charter Documents, (ii) any Contract to which the Company or any of its subsidiaries is a party or by which any of their respective properties or assets (whether tangible or intangible) are bound (other than Conflicts under Contracts that are not Material Contracts if such Conflicts would not, individually or in the aggregate, result in a Company Material Adverse Effect), or (iii) any judgment, order, decree, statute, Law, ordinance, rule or regulation applicable to the Company, any of its subsidiaries or any of their respective properties or assets (whether tangible or intangible).
(b)    Section 2.5(b) of the Disclosure Schedule identifies all necessary consents, waivers and approvals of parties to any Contract to which the Company or any subsidiary is a party or by which any of their respective properties or assets (whether tangible or intangible) are bound as are required thereunder to consummate the Merger or any of the transactions contemplated hereby, or for any such Contract to remain in full force and effect without limitation, modification or alteration after the Effective Time (other than Contracts that are not Material Contracts if the failure to obtain such consents, waivers and such Conflicts would not, individually or in the aggregate, have a material and adverse impact on the operations of the business of the Company and its subsidiaries, taken as a whole).
2.6    Governmental Consents. No material consent, notice, waiver, approval, order or authorization of, or registration, declaration or filing with any court, administrative agency or commission or other federal, state, county, local or other foreign governmental or regulatory authority, instrumentality, agency or commission (each, a “Governmental Authority”), is required by, or with respect to, the Company or any of its subsidiaries in connection with the execution and delivery of this Agreement and any Related Agreement to which the Company or any of its subsidiaries is a party or the consummation of the transactions contemplated hereby and thereby, except for the filing of the Certificate of Merger with the Secretary of State of the State of Delaware.

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2.7    Company Financial Statements.
(a)    Section 2.7(a) of the Disclosure Schedule sets forth true and complete copies of the Company’s (i) audited balance sheets as of December 31, 2012 and December 31, 2011, and the audited consolidated statements of operations, cash flows and stockholders’ equity (deficit) for the years then ended (the “Audited Financials”), and (ii) unaudited balance sheet as of December 31, 2013 (the “Balance Sheet Date”), and the related unaudited statements of operations and cash flows for the year then ended (the “Unaudited Financials”). The Audited Financials and the Unaudited Financials (collectively referred to as the “Financials”) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated and consistent with each other (except that the Unaudited Financials do not contain footnotes and other presentation items that may be required by GAAP). The Financials fairly present in all material respects the Company’s consolidated financial condition, operating results and cash flows as of the dates and during the periods indicated therein, subject in the case of the Unaudited Financials to normal year-end adjustments, which are not expected to be material in amount in any individual case or in the aggregate. The Company’s unaudited consolidated balance sheet as of the Balance Sheet Date is referred to hereinafter as the “Current Balance Sheet.”
(b)    The Accounts Receivable of the Company and its subsidiaries have or will have arisen from bona fide arm’s length transactions in the ordinary course of business. There has not been any material adverse change in the collectability of such Accounts Receivable during the past twelve (12) months (provided that the Company makes no representations or warranties regarding the collectability of Accounts Receivable currently outstanding). Section 2.7(b) of the Disclosure Schedule sets forth a list of all Accounts Receivable of the Company that are more than sixty days past due as of the date of this Agreement, and of all such Accounts Receivable classified as doubtful accounts. The Company and its subsidiaries have no Accounts Receivable from any Person which is an affiliate of the Company or any of its subsidiaries or from any of their respective equity holders, directors, officers or employees, or any affiliates of any of the foregoing. All Accounts Payable of the Company and its subsidiaries have or will have arisen from bona fide arm’s length transactions in the ordinary course of business. Since December 31, 2012, the Company and its subsidiaries have paid their Accounts Payable in the ordinary course of their business. Neither the Company nor any of its subsidiaries has any Accounts Payable from any Person which is an affiliate of the Company or any of its subsidiaries or from any of their respective equity holders, directors, officers, employees or any affiliates of any of the foregoing, other than as incurred in the ordinary course of business.
(c)     The Company has no Company Products placed with its customers under an understanding permitting their return to the Company other than pursuant to a breach of warranty, except trial or demonstration arrangements.
2.8    No Undisclosed Liabilities. Neither the Company nor any of its subsidiaries has any liability required to be reflected in financial statements in accordance with GAAP of any type, whether accrued, absolute, contingent, matured, unmatured or other and whether due or to become due (“Liabilities”), other than Liabilities that (a) are reflected in the Current Balance Sheet, (b) have arisen in the ordinary course of business, consistent with past practices, since the Balance Sheet Date or (c)

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were incurred pursuant to or in connection with the execution, delivery or performance of this Agreement that will be paid at or prior to Closing.
2.9    Internal Controls. The Company maintains books and records reflecting its assets and liabilities that are accurate in all material respects. As of the date of this Agreement, there has been no fraud, whether or not material, that involved management or other employees of the Company who have a significant role in the Company’s internal control over financial reporting.
2.10    No Changes. Since the Balance Sheet Date, except for the execution and performance of this Agreement and the discussions, negotiations and transactions related thereto, the business of the Company has been conducted in the ordinary course of business, consistent with past practice and there has not occurred or arisen any:
(a)    amendments or changes to the Charter Documents of the Company or any of its subsidiaries other than as contemplated by this Agreement;
(b)    capital expenditure or commitment by the Company exceeding $50,000 individually or $200,000 in the aggregate;
(c)     payment, discharge or satisfaction of any individual claim, liability or obligation in excess of $50,000 (absolute, accrued, asserted or unasserted, contingent or otherwise) of the Company, other than payments, discharges or satisfactions in the ordinary course of business, consistent with past practices, of Liabilities reflected or reserved against in the Current Balance Sheet or arising in the ordinary course of business, consistent with past practices, since the Balance Sheet Date;
(d)    destruction of, material damage to, or loss of any material assets (whether tangible or intangible) of the Company or any of its subsidiaries (whether or not covered by insurance);
(e)    labor dispute, including claims or matters raised by any individuals or workers’ representative organization, bargaining unit or union regarding labor trouble or claim of wrongful discharge or other unlawful employment or labor practice or action with respect to the Company;
(f)    adoption of or change in accounting methods or practices (including any change in depreciation or amortization policies or rates) by the Company other than as required by GAAP;
(g)    adoption of or change in any Tax election or any Tax accounting method, entering into any closing agreement with respect to Taxes, settlement or compromise of any Tax claim or assessment, extension or waiver of the limitation period applicable to any material Tax claim or assessment or filing of any amended Tax Return;
(h)    revaluation by the Company or any of its subsidiaries of any of its assets (whether tangible or intangible), including writing down the value of inventory or writing off notes or Accounts Receivable (other than depreciation or amortization of any asset in the ordinary course of business consistent with past practices);
(i)    declaration, setting aside or payment of a dividend or other distribution (whether in cash, stock or property) in respect of any Company Capital Stock, or the capital stock or other equity

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interests of any of the Company’s subsidiaries, or any split, combination or reclassification in respect of any shares of Company Capital Stock or the capital stock or other equity interests of any of the Company’s subsidiaries, or any issuance, granting or authorization of any issuance or granting of any other securities in respect of, in lieu of or in substitution for shares of Company Capital Stock or the capital stock or other equity interests of any of the Company’s subsidiaries, or any direct or indirect repurchase, redemption, or other acquisition by the Company of any shares of Company Capital Stock or the capital stock or other equity interests of any of the Company’s subsidiaries (or options, warrants or other rights convertible into, exercisable or exchangeable therefor), other than Company Options approved by the Board of Directors of the Company and listed on Section 2.2(b) of the Disclosure Schedule or exercises of outstanding Company Options in accordance with the terms of the underlying option agreement and Plan;
(j)    hiring or termination of any employee or consultant of the Company or promotion, demotion or other change to the employment status or title of any officer of the Company or resignation or removal of any director of the Company;
(k)    increase in the salary or other compensation (including equity based compensation whether payable in cash, securities or otherwise) payable or to become payable by the Company to any of its respective officers, directors, consultants or employees, or the declaration, adoption, agreement, contract, payment or commitment or obligation of any kind for the payment (whether in cash or equity) by the Company of a severance or termination payment, bonus or other additional salary or compensation to any such Person, other than in the ordinary course of business (including the payment of bonuses or commissions to such persons in the ordinary course of business or normal increases in base cash compensation) or as required by applicable law or any applicable contractual arrangement in place as of the date of this Agreement;
(l)    sale, lease, license or other disposition of any of the material assets (whether tangible or intangible) or properties of the Company or any of its subsidiaries outside of the ordinary course of business, including the sale of any Accounts Receivable, or any creation of any security interest in such material assets or properties, other than Permitted Liens;
(m)    extension of credit or any loan by the Company or any of its subsidiaries to any Person, or purchase by the Company or any of its subsidiaries of any debt securities of any Person, except for advances to employees for travel and business expenses and reimbursement of personal phone expenses, in each case in the ordinary course of business, consistent with past practices;
(n)    incurrence by the Company or any of its subsidiaries of any Indebtedness, amendment of the terms of any outstanding Indebtedness (or any Contract evidencing such Indebtedness) to which the Company is a party, guaranteeing by the Company or any of its subsidiaries of any Indebtedness, issuance or sale of any debt securities of the Company or any of its subsidiaries, or guaranteeing of any Indebtedness or debt securities of others, except for advances to employees for travel and business expenses in the ordinary course of business, consistent with past practices;
(o)    affirmative waiver or release of any material right or claim of the Company, including any write-off or other compromise of any Accounts Receivable;

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(p)    commencement or settlement of any Legal Proceeding by the Company or any of its subsidiaries, the commencement, settlement or, to the Knowledge of the Company, written notice or threat of any lawsuit, proceeding or investigation by or before a Governmental Authority against the Company, any of its subsidiaries or any of their respective assets;
(q)    to the Knowledge of the Company, written notice of any claim of ownership, interest or right by any Person other than the Company of the Company Intellectual Property (as defined in Section 2.14(a)(iii) hereof) or of infringement by the Company of any other Person’s Intellectual Property Rights (as defined in Section 2.14(a)(ii) hereof);
(r)    issuance, grant, sale or purchase of, or proposal, contract or agreement to issue, grant, sell or purchase, by the Company or any of its subsidiaries of any shares of Company Common Stock, Company Preferred Stock, or shares of capital stock of any of its subsidiaries, or securities convertible into, or exercisable or exchangeable for, shares of Company Common Stock, Company Preferred Stock, shares of capital stock of any of its subsidiaries or any securities, warrants, options or rights to purchase any of the foregoing, except for issuances of Company Common Stock upon the exercise of options issued under the Plan or grants of Company Options under the Plan approved by the Board of Directors of the Company;
(s)    (i) except software license agreements, software-as-a-service agreements, proof of concept agreements, maintenance agreements and trial agreements entered into in the ordinary course of business, consistent with past practices, sale, lease, license or transfer to any Person of any Company Intellectual Property or execution, modification or amendment of any agreement with respect to the Company Intellectual Property with any Person or with respect to the Intellectual Property Rights of any Person, (ii) purchase or license of any Intellectual Property Rights or execution, modification or amendment of any agreement with respect to the Intellectual Property Rights of any Person, (iii) agreement or modification or amendment of an existing agreement with respect to the development of any Technology or Intellectual Property Rights with a third party, or (iv) change in pricing or royalties set or charged by the Company to its customers or licensees or in pricing or royalties set or charged by Persons who have licensed Technology or Intellectual Property Rights to the Company;
(t)    material agreement or modification to any material agreement pursuant to which any other party was granted marketing, distribution or development rights with respect to any Company Product;
(u)    Company Material Adverse Effect; or
(v)    agreement by the Company or any of its subsidiaries to do any of the things described in the preceding clauses (a) through (u) of this Section 2.10 (other than negotiations with Parent and its representatives regarding the transactions contemplated by this Agreement and the Related Agreements).
2.11    Tax Matters.
(a)    For purposes of this Agreement, the term “Tax” or, collectively, “Taxes” shall mean (i) any and all U.S. federal, state, local and non-U.S. taxes, assessments and other governmental

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charges, duties, impositions and liabilities, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, escheat, employment, excise and property taxes as well as public imposts, fees and social security charges, together with all interest, penalties and additions imposed with respect to such amounts; and “Returns” shall mean all U.S. federal, state, local and non-U.S. returns, estimates, information statements and reports, including any attachments or schedules thereto and amendments thereof relating to any and all Taxes, (ii) any liability for the payment of any amounts of the type described in clause (i) of this Section 2.11(a) as a result of being or having been a member of an affiliated, consolidated, combined, unitary or similar group for any period (including any arrangement for group or consortium relief or similar arrangement), and (iii) any liability for the payment of any amounts of the type described in clauses (i) or (ii) of this Section 2.11(a) as a result of any liability for taxes of a predecessor or transferor or otherwise by operation of law.
(b)    Tax Returns and Audits.
(i)    The Company and its subsidiaries have (a) prepared and timely filed all material Returns each was required to file and such Returns are true and correct in all material respects and have been completed in accordance with applicable Law and (b) timely paid all material Taxes they are required to pay.
(ii)    The Company and its subsidiaries have timely paid or withheld with respect to their Employees and other third parties, all material Taxes required to be withheld, and has timely paid over any such withheld Taxes to the appropriate authorities.
(iii)    Neither the Company nor any of its subsidiaries has been delinquent in the payment of any material Tax, nor is there any Tax deficiency outstanding, assessed or, to the Knowledge of the Company, proposed against the Company or any of its subsidiaries, nor has the Company or any of its subsidiaries executed any waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax which as not expired.
(iv)    No audit or other examination of any Return of the Company or any of its subsidiaries is presently in progress, nor has the Company been notified in writing of any request for such an audit or other examination. No adjustment relating to any Return filed by the Company or any of its subsidiaries has been proposed by any Tax authority to the Company or any of its subsidiaries or any representative thereof. No claim has ever been made in writing by a taxing authority that the Company or any of its subsidiaries is or may be subject to taxation in a jurisdiction in which it does not file Tax Returns.
(v)    As of the date of the Current Balance Sheet, neither the Company nor any of its subsidiaries had liabilities for unpaid Taxes which had not been accrued or reserved on the Current Balance Sheet and neither the Company nor any of its subsidiaries has incurred any liability for Taxes since the date of the Current Balance Sheet other than in the ordinary course of business, consistent with past practices, except to the extent attributable to the transactions contemplated by this Agreement.
(vi)    The Company has made available to Parent or its legal counsel, copies

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of all federal income Returns and all other material Returns for the Company and its subsidiaries filed for all periods ending on or after December 31, 2010.
(vii)    There are (and immediately following the Effective Time there will be) no Liens on the assets of the Company and its subsidiaries relating to or attributable to Taxes, other than Liens for Taxes not yet due and payable.
(viii)    Neither the Company nor any of its subsidiaries has (a) ever been a member of an affiliated group (within the meaning of Code §1504(a)) filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company), (b) with the exception of customary commercial leases or contracts entered into the ordinary course of business and liabilities that are not primarily related to Taxes thereunder, ever been a party to any Tax sharing, indemnification, allocation or similar agreement or arrangement nor does the Company or any of its subsidiaries owe any amount under such an agreement or arrangement, (c)  with the exception of customary commercial leases or contracts entered into the ordinary course of business and liabilities that are not primarily related to Taxes thereunder, any liability for the Taxes of any Person under Treasury Regulation § 1.1502-6 (or any similar provision of state, local or non-U.S. Law (including any arrangement for group or consortium relief or similar arrangement)), as a transferee or successor or otherwise by operation of Law and (d) ever been a party to any joint venture, partnership or other arrangement that could be treated as a partnership for Tax purposes.
(ix)    The Company has not been, at any time, a “United States Real Property Holding Corporation” within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.
(x)    Neither the Company nor any of its subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code.
(xi)    The Company has not engaged in a reportable transaction under Treas. Reg. § 1.6011-4(b).
(xii)    Neither the Company nor any of its subsidiaries will be required to include any income or gain or exclude any deduction or loss from Taxable income for any taxable period or portion thereof beginning after the Closing Date as a result of any (a) change in method of accounting made on or prior to the Closing Date, (b) closing agreement under Section 7121 of the Code (or any similar provision of applicable Law) executed prior to the Closing, (c) deferred intercompany gain or excess loss account under Treasury Regulations under Section 1502 of the Code (or any similar provision of applicable Law) in connection with a transaction consummated on or prior to the Closing Date, (d) installment sale or open transaction disposition consummated on or prior to the Closing Date (e) prepaid amount received on or prior to Closing Date or (f) election under Section 108(i) of the Code (or under any similar provision of applicable Law).
(xiii)    The Company uses the accrual method of accounting for tax purposes.

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(xiv)    Neither the Company nor any of its subsidiaries is subject to Tax in any jurisdiction other than its country of incorporation or formation by virtue of having a permanent establishment, place of business or source of income in that country.
(xv)    Neither the Company nor any of its subsidiaries has entered into any agreement (including “rulings”) with any Tax authority or is subject to a special regime with regard to the payment of Taxes. Neither the Company nor any of its subsidiaries has made any material U.S. Tax election except as disclosed in the Returns filed.
(xvi)    The Company and its subsidiaries are in compliance in all material respects with all terms and conditions of any Tax exemption, Tax holiday or other Tax reduction agreement or order (“Tax Incentive”), and the consummation of the transactions contemplated by this Agreement will not have any adverse effect on the continued validity and effectiveness of any such Tax Incentive.
(xvii)    The Company and its subsidiaries are in compliance in all material respects with all applicable transfer pricing Laws, including the execution and maintenance of contemporaneous documentation substantiating the transfer pricing practices and methodology of the Company. The prices for any property or services (or for the use of any property) provided by or to the Company and its subsidiaries are arm’s length prices for purposes of the applicable transfer pricing Laws, including Treasury Regulations promulgated under Section 482 of the Code.
(c)    Notwithstanding anything to the contrary in this Agreement, it is agreed and understood that (i) no representation or warranty is made by the Company in this Agreement in respect of Tax matters, other than the representations and warranties of the Company in this Section 2.11 and (ii) no representations or guarantees are made with respect to the amount or availability of Tax attributes (including, but not limited to, net operating loss carryovers, capital loss carryovers, adjusted basis or credits) of the Company or any subsidiary after the Closing Date.
(d)    409A. Each nonqualified deferred compensation plan (as defined in Section 409A(d)(1) of the Code) has been maintained and operated since January 1, 2005 in material compliance with Section 409A of the Code and all applicable IRS guidance issued with respect thereto. No compensation shall be includable in the gross income of any Employee as a result of the operation of Section 409A of the Code with respect to any arrangements or agreements in effect prior to the Closing. Each Company Option, stock appreciation right, or other similar right to acquire Company Common Stock or other equity of the Company, granted to or held by an individual or entity who is or may be subject to United States taxation, (1) has an exercise price that that was not less than the fair market value of the underlying equity as of the date such Company Option, stock appreciation right or other similar right was granted, (2) has no feature for the deferral of compensation other than the deferral of recognition of income until the later of exercise or disposition of such Company Option, stock appreciation right or other similar right, and (3) to the extent it was granted after December 31, 2004, was granted with respect to a class of stock of the Company that is “service recipient stock” (within the meaning of Section 409A and the proposed or final regulations or other IRS guidance issued with respect thereto).
(e)    The Company is a corporation described in Section 280G(b)(5)(A)(ii)(I) of the

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Code. There is no agreement, plan, arrangement or other contract covering any Employee that, considered individually or considered collectively with any other such agreements, plans, arrangements or other contracts, will, or could reasonably be expected to, give rise directly or indirectly to the payment of any amount that would be characterized as a “parachute payment,” within the meaning of Section 280G(b)(2) of the Code as a result of the transactions contemplated by this Agreement. Section 2.11(e) of the Disclosure Schedule contains a true, complete and correct list of all Persons who are “disqualified individuals” (within the meaning of Section 280G of the Code and the regulations thereunder).
(f)     The Company does not have any liability or obligation to provide any indemnification or gross-up of any Tax imposed by Section 409A, Section 4999 or Section 280G of the Code.
(g)    The Company has not issued any shares of Company Capital Stock or any other security that would be deemed a “covered security” under Treasury Regulation § 1.6045-1(a)(15).
(h)    The Transaction Payroll Taxes shall not exceed $75,000.
2.12     Restrictions on Business Activities. There is no judgment, injunction, order or decree by any Governmental Authority binding upon, or to which the Company or any of its subsidiaries is subject or a party to (excluding any such judgment, injunction, order or decree generally applicable to Persons in the same industry as the Company) which has or may reasonably be expected to have the effect of prohibiting or impairing any current or historical business practice of the Company or any of its subsidiaries, any acquisition of property (tangible or intangible) by the Company or any of its subsidiaries, or otherwise limiting the freedom of the Company or any of its subsidiaries to engage in any line of business or to compete with any Person. Without limiting the generality of the foregoing, neither the Company nor any of its subsidiaries has entered into any agreement under which the Company or any of its subsidiaries is restricted from selling, licensing, manufacturing or otherwise distributing any of its products or from providing any of its services to customers or potential customers or any class of customers, in any geographic area, during any period of time, or in any segment of the market, or from hiring or soliciting any Person.
2.13    Title to Properties; Absence of Liens and Encumbrances.
(a)    Neither the Company nor any of its subsidiaries owns any real property, nor has the Company or any of its subsidiaries ever owned any real property. Section 2.13(a) of the Disclosure Schedule sets forth a list of all real property currently leased, subleased or licensed by or from the Company or one of its subsidiaries or otherwise used or occupied by the Company or one of its subsidiaries (the “Leased Real Property”), the name of the lessor, licensor, sublessor, master lessor and/or lessee, the date and term of the lease, license or sublease, and the base annual rent payable thereunder. The Company has provided Parent with true, correct and complete copies of all leases, lease guaranties, licenses, subleases, agreements for the leasing, use or occupancy of the Leased Real Property, including all amendments, terminations and modifications thereof (“Lease Agreements”). The Company or one of its subsidiaries currently occupies all of the Leased Real Property for the operation of its business, and there are no other parties occupying, or with a right to occupy, the Leased Real Property during the term of the applicable Lease Agreement.

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(b)    All Leased Real Property is suitable for the conduct of the Company’s and its subsidiaries’ business as presently conducted therein. Neither the Company nor any of its subsidiaries could be required to expend more than $100,000 in excess of any security deposit (including any letter of credit issued in lieu of a security deposit) in causing any Leased Real Property to comply with the surrender conditions set forth in the applicable Lease Agreement. The Company and each of its subsidiaries has performed its obligations in all material respects under any termination agreements pursuant to which it has terminated any leases of real property that are no longer in effect and has no continuing material liability with respect to such terminated real property leases. Neither the Company nor any of its subsidiaries (i) is a party to any agreement or subject to any claim that could require the payment of any future real estate brokerage commissions or (ii) owes any brokerage commissions or finders fees with respect to any Leased Real Property.
(c)    The Company and its subsidiaries have good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of their material tangible properties and assets, real, personal and mixed, used or held for use in its business free and clear of any Liens, except Permitted Liens.
(d)    All material equipment owned or leased by the Company or one of its subsidiaries currently in use and held for future use is, in the aggregate, (i) adequate for the conduct of the business of the Company and its subsidiaries as currently conducted in all material respects, and (ii) in good operating condition based on its age, subject to normal wear and tear.
2.14    Intellectual Property.
(a)    Definitions. For all purposes of this Agreement, the following terms shall have the following respective meanings:
(i)    “Technology” shall mean any or all of the following (A) works of authorship, computer programs, source code, and executable code, whether embodied in software, firmware or otherwise, architecture, documentation, designs, files, records, databases, algorithms, scripts, APIs, user interfaces and data, (B) inventions (whether or not patentable), discoveries, improvements, and technology, (C) proprietary and confidential information, specifications, trade secrets and know how, (D) databases, data compilations and collections and technical data, (E) domain names, web addresses and sites, (F) tools, methods, protocols, schematics, network configurations, and processes, and (G) any and all instantiations or embodiments of the foregoing or any other Intellectual Property Rights in any form and embodied in any media.
(ii)    “Intellectual Property Rights” shall mean all (A) United States or foreign patents and patent applications of any kind (and any patents that issue as a result of those patent applications), and any renewals, reissues, reexaminations, extensions, continuations, continuations-in-part, divisions and substitutions relating to any of the patents and patent applications, as well as all related foreign patent and patent applications that are counterparts to such patents and patent applications, and any other national and multinational statutory invention registrations and disclosures relating thereto, (B) rights in works of authorship, including any United States and foreign copyrights, rights under copyrights (whether registered or unregistered), including moral rights, copyright registrations and copyright applications; (C) United States and foreign mask work rights or equivalents,

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and registrations and applications for registration thereof, (D)  trade and industrial secrets and other rights in know-how or confidential information, (E) United States or foreign logos, trademarks, trade names, service names, trade dress, slogans, corporate names and service marks, and the goodwill associated therewith, together with any registrations and applications for registration thereof (F) rights in inventions (whether or not patentable) and improvements thereto, and all prior user rights, (G) rights in databases and data collections (including knowledge databases, customer lists and customer databases) under the laws of the United States or any other jurisdiction, whether registered or unregistered, and any applications for registration therefor, (H) all claims and causes of action arising out of or related to infringement or misappropriation of any of the foregoing and (I) any other proprietary or intellectual property rights now known or hereafter recognized in any jurisdiction worldwide, including any analogous rights to those set forth above.
(iii)    “Company Intellectual Property” shall mean any and all Technology and Intellectual Property Rights that are or are purported to be owned by, or are exclusively licensed to, the Company or any of its subsidiaries.
(iv)    “Registered Intellectual Property Rights” shall mean any and all Intellectual Property Rights that have been registered, applied for, filed, certified or otherwise perfected, issued, or recorded with or by any state, government or other public or quasi-public legal authority.
(v)    “Open Source” shall mean all software and other material that is subject to the terms and conditions of any license referred to as “freeware,” “free software,” “open source software” or under a similar licensing or distribution model, including any license that meets the “Open Source Definition” promulgated by the Open Source Initiative.
(vi)    “Copyleft Licenses” shall mean Open Source licenses that require, as a condition of use, modification or distribution, that the Open Source licensed thereunder, or modifications or derivative works thereof, be made available or distributed in source-code form, be licensed under the applicable Open Source license, or be licensed for the purpose of preparing derivative works or distribution at no fee. Copyleft Licenses include (A) GNU’s General Public License (GPL) or Lesser/Library GPL (LGPL), (B) the Mozilla Public License; (C) the Sun Industry Standards License (SISL), (D) the Affero General Public License (AGPL), and (E) to the extent applied to software, all Creative Commons “sharealike” licenses.
(b)    Section 2.14(b) of the Disclosure Schedule lists all: (i) Registered Intellectual Property Rights owned by, or filed in the name of, the Company or any of its subsidiaries (the “Company Registered Intellectual Property Rights”) (ii) the jurisdiction in which such item of Company Registered Intellectual Property Rights has been registered or filed and the applicable application, registration, or serial or other similar identification number, and (iii) any other Person that has an ownership interest in such item of Company Registered Intellectual Property Rights and the nature of such ownership interest, and any material proceedings or actions before any court, tribunal (including any tribunal in the United States Patent and Trademark Office (the “PTO”) or equivalent authority anywhere in the world) related to any of the Company Registered Intellectual Property Rights or Company Intellectual Property. The Company has provided to Parent complete and accurate copies of all applications, correspondence with governmental authorities, and other material documents related

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to each such item of Company Registered Intellectual Property Rights, to the extent such applications, correspondence or documents are not publicly available.
(c)    Each item of Company Registered Intellectual Property Rights is subsisting, and to the Knowledge of the Company, enforceable and valid. All necessary registration, maintenance and renewal fees in connection with such Company Registered Intellectual Property Rights have been paid and all necessary documents and certificates in connection with such Company Registered Intellectual Property Rights have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such Registered Intellectual Property Rights. There are no actions that must be taken by the Company within sixty (60) days following the date of this Agreement, including the payment of any registration, maintenance or renewal fees or the filing of any documents, applications or certificates for the purposes of maintaining, perfecting or preserving or renewing any Registered Intellectual Property Rights. In each case in which the Company has acquired any Registered Intellectual Property Rights from any Person, the Company has obtained a valid and enforceable written assignment sufficient to irrevocably transfer all rights in Registered Intellectual Property Rights (including the right to seek past and future damages with respect thereto) to the Company, and, to the maximum extent provided for by, and in accordance with, applicable Laws, the Company has recorded each such assignment with the relevant governmental authorities, including the PTO, the U.S. Copyright Office, or their respective equivalents in any relevant foreign jurisdiction, as the case may be. No interference, opposition, reissue, reexamination, or other proceeding is or has been pending or, to the Knowledge of Company, threatened, in which the scope, validity or enforceability of any Company Registered Intellectual Property Rights is being, has been, or could reasonably be expected to be, contested or challenged. No application for a patent or a material copyright, or trademark registration or any other type of Registered Intellectual Property Rights filed by or on behalf of the Company has been unintentionally abandoned or allowed to lapse. The Company has not engaged in patent or copyright misuse or any fraud or inequitable conduct in connection with any Company Registered Intellectual Property Rights. The Company and, to the Knowledge of Company, its patent counsel have complied with their duty of candor and disclosure and have made no material misrepresentations in the filings submitted to the applicable governmental authorities with respect to any patents included in the Company Registered Intellectual Property Rights.
(d)    All Company Intellectual Property is fully transferable and licensable by the Company, and following the Closing will be fully transferable and licensable by the Surviving Corporation and/or Parent, without restriction and without payment of any kind to any third party.
(e)    Each item of Company Intellectual Property, including all Company Registered Intellectual Property Rights listed in Section 2.14(b) of the Disclosure Schedule, and all Technology and Intellectual Property Rights licensed to the Company, is free and clear of any Liens other than those set forth on Section 2.14(e) of the Disclosure Schedule. The Company is the exclusive owner or exclusive licensee of all Company Intellectual Property.
(f)    To the extent that any Technology has been developed, conceived, reduced to practice or created independently or jointly by any Person other than the Company for which the Company has, directly or indirectly, provided consideration for such development or creation, the Company has an enforceable written agreement with such Person with respect thereto, and the Company

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thereby has obtained ownership of, and is the exclusive owner of, all such Technology and all associated Intellectual Property Rights by operation of law or by valid assignment, and has required and obtained the waiver of all non-assignable rights.
(g)    The Company has not (i) transferred ownership of, or granted any exclusive license of or exclusive right to use, or authorized the retention of any exclusive rights to use or joint ownership of, any Technology or Intellectual Property Rights that are or previously would have been deemed Company Intellectual Property, to any other Person, (ii) permitted the Company’s rights in any Registered Intellectual Property Rights that is or was Company Intellectual Property to enter into the public domain, or (iii) unintentionally permitted the Company’s rights in any other Intellectual Property that is or was Company Intellectual Property to enter into the public domain.
(h)    Except for the Technology licensed to the Company pursuant to the in-bound licenses listed in Section 2.14(v) and Section 2.15(a)(xii) of the Disclosure Schedule, all Technology used in or necessary to the conduct of Company’s business as presently conducted by the Company was developed, conceived, reduced in practice, written and/or created solely by either (i) employees of the Company acting within the scope of their employment who have unconditionally, validly and irrevocably assigned all of their rights, including all Intellectual Property Rights therein, to the Company (including a waiver of any such rights that are non-assignable, such as non-assignable “moral” and other similar rights associated with copyrightable works) or (ii) by third parties who have validly and irrevocably assigned all of their rights, including all Intellectual Property Rights therein, to the Company (including a waiver of any such rights that are non-assignable, such as non-assignable “moral” and other similar rights associated with copyrightable works), and no third party owns or has any ownership rights to any of the Company Intellectual Property. To the Knowledge of the Company, no employee is (i) in breach of any Contract relating to invention disclosure, invention assignment, non-disclosure or non-competition or any other Contract with any other party or with any former employer or other Person concerning Intellectual Property Rights or confidentiality due to their activities as an employee, or (ii) has developed any technology, software or other copyrightable, patentable or otherwise proprietary work for the Company that is subject to any agreement under which such employee has assigned or otherwise granted to any third party any rights (including Intellectual Property Rights) in or to such technology, software or other copyrightable, patentable or other proprietary work.
(i)    The Company Intellectual Property, together with Technology and Intellectual Property Rights nonexclusively licensed to the Company pursuant to the non-exclusive in-bound licenses listed in Section 2.14(v) and Section 2.15(a)(xii) of the Disclosure Schedule, constitutes all of the Technology and Intellectual Property Rights used in or are necessary for the conduct of the business of the Company as it currently is conducted by the Company, including the design, development, marketing, manufacture, use, import and sale of any Company Product (including Company Products currently under development). The Surviving Corporation will own or possess sufficient rights to all Technology and Intellectual Property Rights immediately following the Closing Date that are used in or necessary to the operation of the business of the Company as it currently is conducted by the Company. For clarity, this Section 2.14(i) does include a representation of non-infringement of the Intellectual Property Rights of any third party, which representations are set forth in Section 2.14(m).

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(j)    None of the contracts, licenses and agreements pursuant to which the Company licenses any Technology or Intellectual Property Rights will terminate, or may be terminated by a third party, solely by the passage of time or at the election of a third party within 120 days after the Closing Date.
(k)    No third party that has licensed Technology or Intellectual Property Rights to the Company has ownership rights or license rights to improvements or derivative works made by the Company in such Technology or Intellectual Property Rights that have been licensed to the Company.
(l)    There are no contracts, licenses or agreements between the Company and any other Person with respect to Company Intellectual Property or other Technology or Intellectual Property Rights used in and/or necessary to the conduct of the business as it is currently conducted by the Company under which there is any dispute regarding the scope of such agreement, or performance under such agreement including with respect to any payments to be made or received by the Company thereunder. Section 2.14(l) of the Disclosure Schedule contains a complete and accurate list of all Contracts pursuant to which the Company is obligated to pay royalties, fees, commissions or other amounts (other than sales commissions and bonuses paid to employees according to the Company’s plan) for Company licensing (to another Person) or distributing any Technology or Intellectual Property Rights.
(m)    Except as set forth on Section 2.14(m) of the Disclosure Schedule:
(i)    The Company has not received notice from any Person relating to any actual, alleged or suspected infringement, misappropriation or violation of any Intellectual Property Right of another Person, including any notice that the operation of the business of the Company, or any Company Product or Technology of the Company, infringes or misappropriates any Intellectual Property Rights of any Person or constitutes unfair competition or trade practices under the Laws of any jurisdiction (nor does the Company have Knowledge of any basis therefor). The Company has not received any unsolicited written communication that involves an offer to license or grant any other rights or immunities under any Intellectual Property Right owned by a third party.
(ii)    To the Knowledge of the Company, the operation of the business of the Company as it has been conducted or is currently conducted, including the design, development, use, import, branding, advertising, promotion, marketing, distribution, manufacture and sale of any Company Product, has not infringed or misappropriated and does not infringe or misappropriate, any Intellectual Property Rights of any Person, violate any right of any Person (including any right to privacy or publicity), or constitute unfair competition or trade practices under the Laws of any jurisdiction.
(n)    Neither this Agreement nor the transactions contemplated by this Agreement, including the assignment to Parent or the Surviving Corporation by operation of law or otherwise of any contracts or agreements to which the Company is a party, will result in: (i) Parent, the Surviving Corporation, the Company or any of their subsidiaries granting, assigning or transferring to any third party any right to or with respect to any Intellectual Property Rights owned by, or licensed to Parent, the Surviving Corporation, the Company or any of their subsidiaries, (ii) Parent, the Surviving Corporation or any of their subsidiaries, being bound by or subject to, any exclusivity obligations, non-compete or other restriction on the operation or scope of their respective businesses, or (iii) Parent, the

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Surviving Corporation or any of their subsidiaries being obligated to pay any royalties or other amounts to any third party in excess of those payable by any of them, respectively, in the absence of this Agreement or the transactions contemplated hereby; (iv) a loss of or Lien on, any Company Intellectual Property; or (v) any violation of any Privacy Obligations (including as a result of Parent’s possession or use of any Covered Personal Information previously in Company’s possession).
(o)    To the Knowledge of the Company, no Person has infringed or misappropriated or is infringing or misappropriating any Company Intellectual Property.
(p)    The Company has taken reasonable steps to maintain the confidentiality of and otherwise maintain and protect the Company’s rights in confidential information and trade secrets of the Company or provided by any other Person to the Company. Without limiting the foregoing, the Company has, and enforces, a policy requiring each employee, consultant, and contractor to execute proprietary information, confidentiality and assignment agreements substantially in the Company’s standard forms (as set forth in Exhibit J), and all current and former employees, consultants and contractors of the Company have executed such an agreement in substantially the Company’s standard form.
(q)    No Company Intellectual Property Rights or Company Product, in whole or in part, is subject to any proceeding or outstanding decree, order, judgment or settlement agreement or stipulation that restricts in any manner the use, transfer or licensing thereof by the Company or may affect the validity, use or enforceability of such Company Intellectual Property.
(r)    Section 2.14(r) of the Disclosure Schedule accurately identifies and describes each Company Product. No (i) Company Product or publication of the Company, (ii) material published or distributed by the Company, or (iii) conduct or statement of the Company constitutes obscene material, a defamatory statement or material, false advertising or otherwise violates any Law.
(s)    No government funding, facilities or resources of a university, college, other educational institution or research center or funding from third parties was used in the development of any aspect of Company Intellectual Property and no Governmental Authority, university, college, other educational institution or research center has any claim or right in or to the Company Intellectual Property. No rights have been granted to any Governmental Authority with respect to any Company Product, or under any Company Intellectual Property, other than the same standard commercial rights as are granted by the Company to commercial end users of the Company services in the ordinary course of business, consistent with past practices. No current or former employee, consultant or independent contractor of the Company who was involved in, or who contributed to, the creation or development of any Company Intellectual Property: (i) has performed services for the government, a university, college or other educational institution, or a research center, during a period of time during which such employee, consultant or independent contractor was also performing services for the Company or (ii) was or is operating under any grants from any governmental entity or agency or private source or, to the Knowledge of the Company, subject to any employment agreement in invention assignment or non-disclosure agreement or other obligations with any third party that could adversely affect the Company’s rights in any Company Intellectual Property.

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(t)    The Company has not collected any Covered Personal Information from any third parties. The Company does not process or maintain Protected Health Information, as such term is defined in HIPAA. The Company has materially complied with all applicable Laws, privacy rights of third parties, contractual obligations and privacy policies relating to the privacy of users of Company Products and web sites and/or to the collection, storage, and transfer of any Covered Personal Information collected by or on behalf of the Company (collectively, “Privacy Obligations”). Section 2.14(t) of the Disclosure Schedule lists all Material Contracts requiring the Company to comply with third-party privacy policies. The Company has at all times made all disclosures to users or customers required by applicable Laws, and none of such disclosures made or contained in any such privacy policy or in any such materials has been inaccurate, misleading or deceptive or in violation of any applicable Laws or other Privacy Obligations. The Company has reasonable and appropriate security measures in place to protect any Covered Personal Information it receives from illegal or unauthorized access, use, or disclosure. No person has gained unauthorized access to any Covered Personal Information held by the Company, or otherwise held or processed on their behalf. The Company has not been notified of and is not the subject of, any regulatory investigation or proceeding related to data security or privacy. No person (including any Governmental Authority) has made any claim or commenced any proceeding with respect to loss, damage, or unauthorized access, use, modification, or other misuse of any such information by the Company (or any of its employees, contractors, or subcontractors). Without limiting the foregoing, (i) true and correct copies of all of the Company’s applicable internal and customer or user-facing privacy policies applicable (collectively, “Privacy Policies”) have been made available to Parent; (ii) the appropriate standard terms and conditions of the Company from time to time, copies of which have been made available to Parent, are properly incorporated into any transaction conducted over the Internet by the Company and govern access to, and use of, any Company web site; and (iii) the Company has abided by any applicable opt-outs related to Covered Personal Information.
(u)    Neither the Company nor any Person acting on the Company’s behalf has disclosed, delivered or licensed to any Person, agreed to disclose, deliver or license to any Person, or permitted the disclosure or delivery to any escrow agent or other Person of any source code owned by the Company or any of its subsidiaries or used in their respective businesses (“Company Source Code”). No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time or both) will, or could reasonably be expected to, result in the license, disclosure or delivery by or on behalf of the Company of any Company Source Code.
(v)    Section 2.14(v) of the Disclosure Schedule lists all Open Source that is incorporated into, linked with, or distributed (including on a hosted-service or software-as-a-service basis) in conjunction with any Company Products (“Incorporated Open Source”). For each item of Incorporated Open Source, Section 2.14(v) of the Disclosure Schedule identifies (i) the Company Product into, in or with which the Incorporated Open Source is incorporated, linked or distributed, (ii) the Open Source licenses governing the use and distribution of the Open Source, and (iii) whether the licenses are Copyleft Licenses. For each item of Incorporated Open Source that is associated with any Copyleft License, Section 2.14(v) of the Disclosure Schedule further describes (A) whether (and if so, how) the Open Source has been modified by or for the Company or a Company subsidiary, (B) how the Open Source currently is integrated with or interacts with other portions of the Company Products; and (C) whether the Open Source is distributed. The Company’s use and distribution of each component

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of Open Source (including Incorporated Open Source) has complied and currently complies with all provisions of all applicable Open Source license agreements, including all notice and attribution requirements, and in no case has or could such use or distribution give rise to a claim under such license agreement to any rights in any third parties under any Company Intellectual Property or obligations for the Company with respect to any Company Intellectual Property, including any obligation to disclose or distribute any such Technology in source code form, to license any such Technology for the purpose of making derivative works, to license any such Technology subject to an Open Source license, or to distribute any such Technology without charge.
(w)    Section 2.14(w) of the Disclosure Schedule lists all industry standards bodies and similar organizations of which the Company is a member, to which it has been a contributor or in which it has been a participant. The Company is not and never was a member in, a contributor to, or participant in any industry standards body or similar organization that could require or obligate the Company to grant or offer to any other Person any license or right to any Technology or Intellectual Property Rights.
(x)    To the Knowledge of the Company, no software component of a Company Product contains any “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus,” “worm,” “spyware” or “adware” (as such terms are commonly understood in the software industry) or any other code designed or intended to have or capable of performing or facilitating, any of the following functions: (i) disrupting, disabling, harming or otherwise impeding in any manner the operation of, or providing unauthorized access to, a computer system or network or other device on which such code is stored or installed; or (ii) compromising the privacy or data security of a user or damaging or destroying any data or file without the user’s consent (collectively, “Malicious Code”). The Company has implemented, and Company maintains reasonable measures designed to prevent the introduction of Malicious Code into Company Products, including firewall protections and regular virus scans and for taking and storing on-site and off-site back-up copies.
2.15    Agreements, Contracts and Commitments.
(a)    Section 2.15 of the Disclosure Schedule sets forth an accurate and complete list as of the date of this Agreement (specifying the appropriate subparagraph) of the following Contracts to which the Company or any subsidiary is a party or to which it is bound to the extent currently in effect (each, a “Material Contract”):
(i)    any (A) contractor or consulting Contract with an individual consultant or contractor providing for annual compensation in excess of $50,000, or (B) consulting Contract with a firm or organization (excluding, in the case of the foregoing clauses (A) and (B), any agreement that is terminable on 60 or fewer days’ notice and does not provide severance or termination payments);
(ii)    any agreement or plan, including any stock option plan, stock appreciation rights plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement (either alone or upon the occurrence of any additional subsequent events) or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement;

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(iii)    any fidelity or surety bond or completion bond for an amount in excess of $50,000;
(iv)    any lease of personal property or equipment having an annual value in excess of $50,000 individually or $200,000 in the aggregate;
(v)    any agreement, contract or commitment relating to capital expenditures and involving future payments in excess of $50,000 individually or $200,000 in the aggregate;
(vi)    any agreement, contract or commitment relating to the disposition or acquisition of substantially all the assets of, or any interest in, any business enterprise outside the ordinary course of the Company’s business, consistent with past practices;
(vii)    any mortgages, indentures, guarantees, loans or credit agreements, security agreements or other agreements or instruments relating to the borrowing of money or extension of credit involving more than $50,000;
(viii)    any agreement containing covenants or other obligations granting or containing any current or future commitments regarding exclusive rights, non-competition, “most favored nations,” restriction on the Company’s operations in any line of business or geographic area, or similar terms;
(ix)    any agreement providing a Customer with an express refund right;
(x)    any material agreement for the marketing, distribution or integration of the Company Products other than by the consumer end-user, including dealer, distribution, marketing, development, sales representative, original equipment manufacturer, manufacturing, remarketer, reseller, business partner and joint venture agreements;
(xi)    any Customer agreement pursuant to which the Company has received revenue or other payments in excess of $250,000 individually and $1,000,000 in the aggregate from a Customer;
(xii)    any (A) material in-bound licenses (other than non-exclusive licenses for commercially available non-custom software made available on standard terms involving annual payments from the Company and its subsidiaries less than $50,000 in the aggregate that is not incorporated into, linked with, or distributed (including on a hosted-service or software-as-a-service basis) in conjunction with any Company Products, and non-disclosure agreements, in each case entered into in the ordinary course of business), (B) material out-bound licenses (other than non-exclusive software license agreements, software-as-a-service agreements, proof-of-concept agreements, trial agreements and non-disclosure agreements with customers, in each case entered into in the ordinary course of business consistent with past practices) and (C) material cross-licenses to which the Company is a party with respect to Technology or Intellectual Property Rights, and, in the case of each of (A), (B), and (C), whether or not such license is exclusive;
(xiii)    any Lease Agreement; or

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(xiv)    any other agreement, contract or commitment that involves payment in excess of $50,000 individually or $200,000 in the aggregate in any twelve month period and is not cancelable by the Company without penalty within sixty (60) days.
(b)    The Company has made available to Parent an accurate and complete copy of each Material Contract, including all material amendments thereto. The Company and its subsidiaries are in compliance in all material respects with and have not materially breached, violated or defaulted under, or received notice that any of them has materially breached, violated or defaulted under, any of the terms or conditions of any Material Contract, nor does the Company have Knowledge of any event that has occurred or any circumstance or condition that exists that (with or without the lapse of time, giving of notice or both) would constitute such a material breach, violation or default (it being acknowledged and agreed that non-written communications that, in the reasonable judgment of the Knowledge Parties, do not allege a breach or material violation or default of a Material Contract shall not constitute a breach of the terms of this Section 2.15(b). Each Material Contract is in full force and effect with respect to the Company or the subsidiary that is a party thereto and, to the Knowledge of the Company, with respect to each other party thereto, except to the extent it has previously expired in accordance with its terms, and neither the Company nor any of its subsidiaries is subject to any material default thereunder, nor to the Knowledge of the Company is any party obligated to the Company or any of its subsidiaries pursuant to any such Material Contract subject to any material default thereunder.
2.16    Interested Party Transactions. No officer, director or, to the Knowledge of the Company, stockholder of the Company has (i) an interest in any entity (other than, in the case of any stockholder that is a venture capital firm, any portfolio company) which furnished or sold or licensed, or furnishes or sells or licenses, products that compete with the Company Products, or (ii) any interest in any entity (other than, in the case of any stockholder that is a venture capital firm, any portfolio company) that purchases from or sells or furnishes to the Company, goods or services that are material to the Company and its subsidiaries, taken as a whole, or (iii) a beneficial interest in any Material Contract to which the Company is a party (other than in such person’s capacity as a stockholder, director, officer or employee of the Company or, in the case of any stockholder that is a venture capital firm, an interest in any portfolio company that is a party to a Material Contract); provided, however, that ownership of no more than two percent (2%) of the outstanding voting stock of a publicly traded corporation shall not be deemed to be an “interest in any entity” for purposes of this Section 2.16. No Stockholder has any loans outstanding from the Company except for the advancement of expenses in the ordinary course of business, consistent with past practices, to employees of the Company.
2.17    Authorization. Each material consent, license, permit, grant or other authorization (i) pursuant to which the Company or any of its subsidiaries currently operates or holds any interest in any of its properties, or (ii) which is required for the operation of the Company’s or any subsidiary’s business as currently conducted or the holding of any such interest (collectively, “Company Authorizations”) has been issued or granted to the Company or its subsidiary, as the case may be. The Company Authorizations are in full force and effect and are sufficient to permit the Company to operate or conduct its business as currently operated or conducted in all material respects or hold any interest in its material properties or assets. To the Knowledge of the Company, since January 1, 2011, neither the Company nor any of its subsidiaries has received any written notice regarding (a) any actual or possible violation of or failure to comply with any term or requirement of any material Company

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Authorization or (b) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any material Company Authorization.
2.18    Litigation.
(a)    There is no Legal Proceeding pending, or to the Knowledge of the Company, threatened in writing, (i) against the Company, any of its subsidiaries, or any assets (tangible or intangible) owned by the Company or any of its subsidiaries or any of their officers or directors (in such capacity), or (ii) that challenges the consummation of the Merger or any of the other transactions contemplated hereby. There is no investigation, audit, or other proceeding pending or, to the Knowledge of the Company, threatened in writing, against the Company, any of its properties (tangible or intangible) or any of its officers or directors (in such capacity) by or before any Governmental Authority.
(b)    As of the date of this Agreement, there is no order, writ, injunction, judgment or decree of a Governmental Authority to which the Company, any of its subsidiaries or any of the material assets owned by the Company or any of its subsidiaries is subject (excluding any order, writ, injunction, judgment or decree of a Governmental Authority that is generally applicable to other Persons in the Company’s industry or that otherwise affects the Company or any of its subsidiaries indirectly). To the Knowledge of the Company, as of the date of this Agreement no officer of the Company or any subsidiary is subject to any writ, injunction, judgment or decree of a Governmental Authority that prohibits such officer from engaging in or continuing any conduct, activity or practice relating to the business of the Company or any subsidiary (excluding any order, writ, injunction, judgment or decree of a Governmental Authority that is generally applicable to other Persons in the Company’s industry or that otherwise affects the such officer indirectly).
(c)    To the Knowledge of the Company, there is no Legal Proceeding pending or threatened in writing against any individual or entity who has a contractual right or a right pursuant to the DGCL to indemnification or reimbursement (other than reimbursement by the Company or any subsidiary, in the ordinary course of business, of travel expenses, accrued vacation or other out-of-pocket expenses of a routine nature incurred by an employee of the Company or any subsidiary in the course of performing such employee’s duties for the Company or any subsidiary) from the Company or any subsidiary related to facts and circumstances existing prior to the Effective Time.
2.19    Minute Books. The minutes of the Company made available to counsel for Parent and contain complete and accurate records of all actions taken, and summaries of all meetings held, by the stockholders, the Board of Directors of the Company and each of its subsidiaries (and any committees thereof) since January 1, 2011; provided that the Company shall be permitted to withhold or redact until the Effective Time any summary or description of the discussions and analysis regarding this Agreement, the transactions contemplated hereby and any alternative transactions considered by the Board of Directors.
2.20    Environmental Matters. The Company and each of its subsidiaries (i) has complied in all material respects with all Environmental Laws; (ii) since January 1, 2011, has not received any written notice of any material alleged claim, complaint, violation of, or Liability under any Environmental Law (including any claim or complaint from any employee alleging exposure to Hazardous Materials); (iii) has not disposed of, emitted, discharged or released any Hazardous

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Materials, or arranged for the disposal, discharge or release of any Hazardous Materials on, upon, into or from any site currently or heretofore owned, leased or otherwise used by the Company or its subsidiaries that would reasonably be expected to give rise to any liability under any currently applicable Environmental Law; (iv) is not a party to any agreement that may require it to guarantee, reimburse, pledge, defend, hold harmless or indemnify any other party with respect to Liabilities arising out of Environmental Laws or the Hazardous Materials related activities of the Company; and (v) has made available to Parent all environmental audits and environmental assessments of any facility owned, leased or used at any time by the Company or any of its subsidiaries conducted at the request of, or otherwise in the possession or control of the Company or any of its subsidiaries. To the Knowledge of the Company, there are no Hazardous Materials in, on, or under any properties owned, leased or used at any time by the Company or any of its subsidiaries such as could give rise to any material Liability or corrective or remedial obligation of the Company or any of its subsidiaries under any Environmental Laws.
2.21    Brokers’ and Finders’ Fees. The Company has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions, fees related to investment banking or similar advisory services or any similar charges in connection with the Agreement or any transaction contemplated hereby.
2.22    Employee Benefit Plans and Compensation.
(a)    Definitions. For all purposes of this Agreement, the following terms shall have the following respective meanings:
“Company Employee Plan” shall mean any plan, program, policy, practice, contract, agreement or other arrangement (excluding Employee Agreements and offer letters that provide for “at will” employment entered in the ordinary course of business, consistent with past practices substantially in a form made available to Parent, and that may be terminated at any time without liability to the Company, its ERISA Affiliates or Parent) providing for compensation, severance, termination pay, deferred compensation, retirement benefits, performance awards, stock or stock-related awards, fringe benefits or other employee benefits or remuneration of any kind, whether written or unwritten, funded or unfunded, including each “employee benefit plan,” within the meaning of Section 3(3) of ERISA, which is maintained, contributed to, or required to be contributed to, by the Company or any ERISA Affiliate for the benefit of any Employee, or with respect to which the Company or any ERISA Affiliate has or may have any liability or obligation, but excluding in each case any plan or arrangement required to be maintained or contributed to under foreign law.
“COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.
“DOL” shall mean the United States Department of Labor.
“Employee” shall mean any current or former employee, consultant, independent contractor or director of the Company, or any of its subsidiaries.

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“Employee Agreement” shall mean each management, employment, severance, separation, settlement, consulting, contractor, relocation, change of control, retention, bonus, repatriation, expatriation, loan or other agreement, or contract (including any agreement providing for acceleration of Company Options that are unvested, or any other agreement providing for compensation or benefits) between the Company or any of its subsidiaries and any Employee, and under which the Company or any of its subsidiaries has or may have any liability or obligation (excluding offer letters that provide for “at will” employment entered in the ordinary course of business, consistent with past practices, in a form provided to or made available to Parent, and that may be terminated at any time without liability to the Company, its ERISA Affiliates, or Parent).
“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.
“ERISA Affiliate” shall mean each subsidiary of the Company or other Person under common control with the Company within the meaning of Section 414(b), (c), (m) or (o) of the Code, and the regulations issued thereunder.
“FMLA” shall mean the Family Medical Leave Act of 1993, as amended.
“HIPAA” shall mean the Health Insurance Portability and Accountability Act of 1996, as amended.
“International Employee Plan” shall mean each Company Employee Plan or Employee Agreement that has been adopted or maintained by the Company or any ERISA Affiliate, whether formally or informally, or with respect to which the Company or any ERISA Affiliate will or may have any liability with respect to Employees who perform services outside the United States, other than arrangements required by local foreign law.
“IRS” shall mean the United States Internal Revenue Service.
“PBGC” shall mean the United States Pension Benefit Guaranty Corporation.
“Pension Plan” shall mean each Company Employee Plan that is an “employee pension benefit plan,” within the meaning of Section 3(2) of ERISA.
(b)    Schedule. Section 2.22(b)(1) of the Disclosure Schedule contains an accurate and complete list of each active Company Employee Plan and each Employee Agreement as of the date of this Agreement, and identifies each Company Employee Plan that is an International Employee Plan. The Company has not made any agreement to establish any new Company Employee Plan or Employee Agreement, to modify any Company Employee Plan or Employee Agreement (except to the extent required by Law or to conform any such Company Employee Plan or Employee Agreement to the requirements of any applicable Law or as required by this Agreement), or to enter into any Company Employee Plan or Employee Agreement. Section 2.22(b)(2) of the Disclosure Schedule sets forth a table setting forth the name, hiring date, annual salary, commissions, bonus, accrued but unpaid vacation balances as of December 31, 2013 and accrued severance pay as of December 31, 2013 of each active employee of the Company as of the date hereof. To the Knowledge of the Company, no employee listed on Section 2.22(b)(2) of the Disclosure Schedule intends to terminate his or her employment for any

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reason. Section 2.22(b)(3) of the Disclosure Schedule contains an accurate and complete list of all Persons that currently have a material consulting or advisory relationship with the Company.
(c)    Documents. The Company has made available to Parent (i) correct and complete copies of each active Company Employee Plan and each Employee Agreement currently in effect including all amendments thereto and all related trust documents, (ii) the three (3) most recent annual reports (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under ERISA or the Code in connection with each Company Employee Plan, (iii) if the Company Employee Plan is funded, the most recent annual and periodic accounting of Company Employee Plan assets, (iv) the most recent summary plan description together with the summary(ies) of material modifications thereto, if any, required under ERISA with respect to each Company Employee Plan, (v) all material written agreements and contracts relating to each Company Employee Plan, including administrative service agreements and group insurance contracts, (vi) all correspondence to or from any Governmental Authority relating to any Company Employee Plan (vii) all discrimination tests for each Company Employee Plan for the three (3) most recent plan years, and (viii) the most recent IRS determination or opinion letter issued with respect to each Company Employee Plan.
(d)    Employee Plan Compliance. The Company and each ERISA Affiliate has performed all material obligations required to be performed by it under each Company Employee Plan, are not in default or violation of any Company Employee Plan, and each Company Employee Plan has been established and maintained in all material respects in accordance with its terms and in compliance with all applicable Laws, statutes, orders, rules and regulations, including ERISA or the Code. Any Company Employee Plan intended to be qualified under Section 401(a) of the Code has obtained a favorable determination letter (or opinion letter valid as to the Company, if applicable) with respect to its qualified status under the Code. No “prohibited transaction,” within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 4975 of the Code or Section 408 of ERISA, has occurred with respect to any Company Employee Plan. There are no actions, suits or claims pending or, to the Knowledge of the Company, threatened (other than routine claims for benefits) against any Company Employee Plan or against the assets of any Company Employee Plan. There are no audits, inquiries or proceedings pending, or to the Knowledge of the Company, threatened by the IRS, DOL, or any other Governmental Authority with respect to any Company Employee Plan. Neither the Company nor any ERISA Affiliate is subject to any penalty or tax with respect to any Company Employee Plan under Section 502(i) of ERISA or Sections 4975 through 4980 of the Code. The Company has timely made all material contributions and other payments required by and due under the terms of each Company Employee Plan.
(e)    No Pension Plans. Neither the Company nor any current or past ERISA Affiliate (while affiliated with the Company) has ever maintained, established, sponsored, participated in, or contributed to, any Pension Plans subject to Title IV of ERISA or Section 412 of the Code for which the Company or any subsidiary has any actual or contingent liability.
(f)    No Self-Insured Plans. Neither the Company nor any of its subsidiaries has ever maintained, established sponsored, participated in or contributed to any self-insured plan that provides benefits to employees (including any such plan pursuant to which a stop-loss policy or contract applies).

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(g)    Collectively Bargained, Multiemployer and Multiple-Employer Plans. At no time has the Company or any current or past ERISA Affiliate (while affiliated with the Company) contributed to or been obligated to contribute to any Pension Plan which is a “Multiemployer Plan,” as defined in Section 3(37) of ERISA. Neither the Company nor any of its subsidiaries has at any time ever maintained, established, sponsored, participated in or contributed to any multiple employer plan or to any plan described in Section 413 of the Code.
(h)    No Post-Employment Obligations. No Company Employee Plan or Employee Agreement provides, or reflects or represents any liability to provide, retiree life insurance, retiree health or other retiree employee welfare benefits to any person for any reason, except as may be required by COBRA or other applicable statute, and the Company has never represented, promised or contracted (whether in oral or written form) to any Employee (either individually or to Employees as a group) or any other person that such Employee(s) or other person would be provided with retiree life insurance, retiree health or other retiree employee welfare benefits, except to the extent required by statute.
(i)    COBRA; FMLA; HIPAA. The Company and each ERISA Affiliate has, prior to the Effective Time, complied with COBRA, FMLA, HIPAA, and any similar provisions of state Law applicable to its Employees in all material respects.
(j)    Effect of Transaction. The execution of this Agreement and the consummation of the transactions contemplated hereby will not (either alone or upon the occurrence of any additional or subsequent events), except as provided herein with respect to Company Equity Awards and as required for the Company’s 401(k) Plan, constitute an event under any Company Employee Plan or Employee Agreement that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution or increase in benefits or obligation to fund benefits with respect to any Employee.
(k)    Employment Matters. The Company is in material compliance with all applicable Laws respecting employment, employment practices, terms and conditions of employment, worker classification, tax withholding, prohibited discrimination, equal employment, fair employment practices, meal and rest periods, immigration status, employee safety and health, wages (including overtime wages), compensation, and hours of work. The Company and each ERISA Affiliate: (i) has withheld and reported all amounts required by Law or by agreement to be withheld and reported with respect to wages, salaries and other payments to Employees, (ii) is not liable for any arrears of wages, bonuses, benefits, severance pay or any Taxes or any penalty for failure to comply with any of the foregoing, and (iii) is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for Employees (other than routine payments to be made in the normal course of business and consistent with past practice). There are no pending or, to the Knowledge of the Company, threatened in writing claims or actions against the Company, any ERISA Affiliate or any Company trustee under any worker’s compensation policy or long-term disability policy.
(l)    Labor. No strike, labor dispute, slowdown, concerted refusal to work overtime, or work stoppage against the Company is pending, or to the Knowledge of the Company, threatened in writing. No employees of the Company are represented by any labor or trade union, works council, employee association or other employee representative. There are no actions, suits, claims, audits,

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investigations, administrative matters or labor disputes pending or, to the Knowledge of the Company, threatened in writing relating to any labor matters, wages, benefits, medical or family leave, classification, safety or discrimination matters involving any Employee, including claims of wage and/or hour violations, unfair business practices, unfair labor practices, discrimination, harassment or wrongful termination complaints. Neither the Company nor any ERISA Affiliate is party to a current conciliation agreement, consent decree, or other agreement or order with any federal, state, or local agency or Governmental Authority with respect to employment practices. The Company has not engaged in any unfair labor practices within the meaning of the National Labor Relations Act. The Company is not presently, nor has it been in the past, been a party to, or bound by, any collective bargaining agreement or union contract with respect to Employees and no collective bargaining agreement is being negotiated by the Company.
(m)    WARN Act. The Company and any ERISA Affiliate have complied with the Workers Adjustment and Retraining Notification Act of 1988, as amended (“WARN Act”) and all similar state or local Laws. The Company has not taken any action which would constitute a “plant closing” or “mass layoff” within the meaning of the WARN Act or similar state or local Law, issued any notification of a plant closing or mass layoff required by the WARN Act or similar state or local Law, or incurred any liability or obligation under WARN or any similar state or local Law that remains unsatisfied. No terminations prior to the Closing would trigger any notice or other obligations under the WARN Act or similar state or local Law. All liabilities and obligations relating to the employment, termination or employee benefits of any former Employees previously terminated by the Company or an ERISA Affiliate including all termination pay, severance pay or other amounts in connection with the WARN Act and all similar state Laws, have been paid and no terminations prior to the Closing Date shall result in unsatisfied liability or obligation under WARN or any similar state or local Law.
(n)     No Interference or Conflict. To the Knowledge of the Company, no Stockholder or Employee of the Company is obligated under any contract or agreement, subject to any judgment, decree, or order of any court or administrative agency that would interfere with such person’s efforts to promote the interests of the Company or that would interfere with the Company’s business. Neither the execution nor delivery of this Agreement, nor the carrying on of the Company’s business as presently conducted or proposed to be conducted nor any activity of such Employees in connection with the carrying on of the Company’s business as presently conducted or currently proposed to be conducted will, to the Knowledge of the Company, conflict with or result in a breach of the terms, conditions, or provisions of, or constitute a default under, any contract or agreement under which any of such Employees is now bound.
(o)    International Employee Plan. Each International Employee Plan has been established, maintained and administered in compliance with its terms and conditions and with the requirements prescribed by any and all statutory or regulatory Laws that are applicable to such International Employee Plan. Furthermore, no International Employee Plan has unfunded liabilities that, as of the Effective Time, will not be offset by insurance or fully accrued. Except as required by Law, no condition exists that would prevent the Company or Parent from terminating or amending any International Employee Plan at any time for any reason without material liability to the Company or its ERISA Affiliates (other than ordinary administration expenses or routine claims for benefits).

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2.23    Insurance. Section 2.23 of the Disclosure Schedule lists all insurance policies and fidelity bonds maintained by the Company as of the date of this Agreement covering the assets, business, equipment, properties, operations, officers and directors of the Company, including the type of coverage, the carrier, the amount of coverage, the term and the annual premiums of such policies. There is no claim by the Company pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed in writing by the underwriters of such policies or bonds. All premiums due and payable under all such policies and bonds have been paid (or if installment payments are due, will be paid if incurred prior to the Closing Date) and the Company is otherwise in material compliance with the terms of such policies and bonds. Such policies and bonds are in full force and effect. The Company has no Knowledge threatened termination of, or premium increase with respect to, any of such policies. The Company has never maintained, established, sponsored, participated in or contributed to any self-insurance plan.
2.24    Compliance with Laws.
(a)    Since January 1, 2011, the Company has complied in all material respects with, is not in material violation of, and has not received any notice or other communication (in writing or, to the Knowledge of the Company, otherwise) alleging any suspected, potential or actual violation with respect to, any Law.
(b)    Since January 1, 2011, the Company and each of its subsidiaries has been, and is currently, in compliance in all material respects with all applicable Anti-Corruption and Anti-Bribery Laws in any jurisdiction. None of the Company, any of its subsidiaries or, to the Knowledge of the Company, any director, officer, employee or agent of the Company or any of its subsidiaries acting on behalf of the Company or any of its subsidiaries has offered, or made, or promised to make any gift or payment of money or anything of value either directly or indirectly to any officer or employee of a Governmental Authority or to any political party or candidate for political office (all of the foregoing individuals being individually and collectively referred to herein as “Officials”) for purposes of (i) influencing any act or decision of such Official in his or her official capacity, or (ii) inducing such Official to do or omit to do any act in violation of the lawful duty of such Official, or (iii) inducing such Official to use his or her influence improperly including with a Governmental Authority to affect or influence any act or decision of such Governmental Authority in order to obtain, retain or direct or assist in obtaining, retaining or directing business to the Company or any of its subsidiaries. There are no pending or, to the Knowledge of the Company, threatened claims, charges, investigations, violations, settlements, civil or criminal enforcement actions, lawsuits, or other court actions against the Company or any of its subsidiaries with respect to any Anti-Corruption and Anti-Bribery Laws.
2.25    Bank Accounts, Letters of Credit and Powers of Attorney. Section 2.25 of the Disclosure Schedule lists (a) all bank accounts, lock boxes and safe deposit boxes relating to the business and operations of the Company and its subsidiaries (including the name of the bank or other institution where such account or box is located and the name of each authorized signatory thereto) and (b) all outstanding letters of credit issued by financial institutions for the account of the Company or any of its subsidiaries (setting forth, in each case, the financial institution issuing such letter of credit, the maximum amount available under such letter of credit, the expiration date of such letter of credit and the party or parties in whose favor such letter of credit was issued). The Company has heretofore made

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available to Parent true, correct and complete copies of each letter of credit described in Section 2.25 of the Disclosure Schedule.
2.26    Customers and Suppliers.
(a)    Section 2.26(a) of the Disclosure Schedule sets forth each customer of the Company who accounted for more than 5% of the revenues of the Company for the fiscal year ended December 31, 2012 or December 31, 2013 (collectively, the “Customers”). Since January 1, 2013, no Customer of the Company has canceled or otherwise terminated a Contract with the Company, or has during the last twelve (12) months decreased materially the Company’s monthly revenue attributable to its usage or purchases of the Company Products, or notified the Company in writing of any intent to do either of the foregoing.
(b)    Section 2.26(b) of the Disclosure Schedule sets forth a list of all suppliers to whom the Company made payments aggregating $100,000 or more during the fiscal year ended December 31, 2012 or December 31, 2013 (collectively, the “Suppliers”), showing, with respect to each, the name and dollar volume involved. Since January 1, 2013, no Supplier has terminated a Contract with the Company or notified the Company in writing of any intent to do so.
2.27    Information Supplied. None of the information supplied in writing by the Company for inclusion in the information provided to Stockholders in the Stockholder Notice will, at the time they are mailed or otherwise delivered to the Stockholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading; provided, however, that for the avoidance of doubt, the foregoing representation shall not apply to any information supplied by Parent for inclusion in the Stockholder Notice.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF PARENT AND THE SUB
Each of Parent and Sub hereby represents and warrants to the Company as follows:
3.1    Organization, Standing and Power. Each of Parent and Sub is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. Sub is newly formed and was formed solely to effectuate the Merger. Each of Parent and Sub has the corporate power to own its properties and to carry on its business as now being conducted and is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the failure to be so qualified or licensed would have a Parent Material Adverse Effect.
3.2    Authority. Each of Parent and Sub has all requisite corporate power and authority to enter into this Agreement and any Related Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and any Related Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Parent and Sub. This Agreement and any Related Agreements to which Parent and Sub are parties have been duly

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executed and delivered by Parent and Sub and constitute the valid and binding obligations of Parent and Sub, enforceable against each of Parent and Sub in accordance with their terms, except as such enforceability may be limited by principles of public policy and subject to the laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief or other equitable remedies.
3.3    Consents. No material consent, waiver, approval, order or authorization of, or registration, declaration or filing with, any Governmental Authority, is required by or with respect to Parent or Sub in connection with the execution and delivery of this Agreement and any Related Agreements to which Parent or Sub is a party or the consummation of the transactions contemplated hereby and thereby, except for (i) such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings which, if not obtained or made, would not have a Parent Material Adverse Effect and (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware.
3.4    No Conflict. The execution and delivery by Parent and Sub of this Agreement and any Related Agreement to which Parent or Sub is a party, and the consummation of the transactions contemplated hereby and thereby, will not conflict with or result in any violation of or default (with or without notice of lapse of time, or both) under (i) the certificate of incorporation, bylaws or similar organizational documents of Parent or Sub, each as amended to date and in full force and effect on the date hereof, or (ii) assuming compliance with the matters referred to in Section 3.3 hereof, any material Laws applicable to Parent or Sub or any of their respective properties or assets (whether tangible or intangible).
3.5    Capital Resources; Solvency. Parent has sufficient capital resources available to it to pay the Merger Consideration. Parent is not insolvent and consummation of the Merger and the other transactions contemplated by this Agreement will not cause Parent or the Company to become insolvent.
3.6    Interim Operations of Sub.
(a)    Sub has engaged in no business activities other than as contemplated by this Agreement.
(b)    All of the issued and outstanding equity of Sub is validly issued, fully paid and non-assessable and is owned, beneficially and of record, by Parent free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, stockholder agreements, limitations on Parent’s voting rights, charges and other encumbrances of any nature whatsoever.
3.7    No Other Representations or Warranties. Parent and Sub hereby acknowledge and agree that, except for the representations and warranties set forth in Article II or in any certificate, document or instrument delivered at the Closing pursuant to the terms of this Agreement (in each case as qualified and limited by the Disclosure Schedule), (a) none of the Company or any of its affiliates, stockholders, directors, officers, employees, agents, representatives or advisors, or any other Person, has made or is making any express or implied representation or warranty with respect to the Company or any of its subsidiaries, including with respect to any information provided or made available to Parent or any of its affiliates, stockholders, directors, officers, employees, agents, representatives or advisors, or any other Person, or, except as otherwise expressly set forth in this Agreement, had or has any duty

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or obligation to provide any information to Parent or any of its affiliates, stockholders, directors, officers, employees, agents, representatives or advisors, or any other Person in connection with this Agreement, the transactions contemplated hereby or otherwise, and (b) none of the Company or any of its affiliates, stockholders, directors, officers, employees, agents, representatives or advisors, or any other Person, will have or be subject to any liability or indemnification or other obligation of any kind or nature to Parent, Sub or any of their respective affiliates, stockholders, directors, officers, employees, agents, representatives or advisors, or any other Person, resulting from the delivery, dissemination or any other distribution to Parent, Sub or any of their respective affiliates, stockholders, directors, officers, employees, agents, representatives or advisors, or any other Person, or the use by Parent, Sub or any of their respective affiliates, stockholders, directors, officers, employees, agents, representatives or advisors, or any other Person, of any such information provided or made available to any of them by the Company or any of its affiliates, stockholders, directors, officers, employees, agents, representatives or advisors, or any other Person, including any information, documents, estimates, projections, forecasts or other forward-looking information, business plans or other material provided or made available to Parent, Sub or any of their respective affiliates, stockholders, directors, officers, employees, agents, representatives or advisors, or any other Person, in “data rooms,” confidential information memoranda, management presentations or otherwise in anticipation or contemplation of the Merger or any other transaction contemplated by this Agreement, and (subject to the express representations and warranties of the Company set forth in Article II or in any certificate, document or instrument delivered at the Closing pursuant to the terms of this Agreement (in each case as qualified and limited by the Disclosure Schedule)) none of Parent, Sub or any of their respective affiliates, stockholders, directors, officers, employees, agents, representatives or advisors, or any other Person, has relied on any such information (including the accuracy or completeness thereof).
ARTICLE IV

COVENANTS
4.1    Operation of the Company’s Business. From and after the date hereof and until the earlier of the Effective Time or the termination of this Agreement: (a) the Company and each of its subsidiaries shall conduct their business and operations (i) in the ordinary course and in accordance with past practices and (ii) in compliance in all material respects with all applicable Laws and the requirements of all Material Contracts (excluding events outside of the Company’s reasonable control); (b) the Company and its subsidiaries shall use commercially reasonable efforts to preserve intact their current business organizations, maintain the services of their current officers (including the Key Employees) and to preserve their relationships and goodwill with material suppliers, customers, development partners, landlords, creditors, licensors, licensees and employees; (c) the Company and its subsidiaries shall use commercially reasonable efforts to cause to be provided assurances and support required by any Contract relating to any Company Product in order to prevent any condition under such Contract from occurring that would reasonably be expected to result in (i) any transfer by, or disclosure to a third party by, the Company or one of its subsidiaries of the source code for any portion of any Company Product or (ii) a release from any escrow of any source code that has been deposited or is required to be deposited in escrow under the terms of such Contract; and (d) the Company shall promptly notify Parent of (i) any notice or other communication (in writing or, to the Knowledge of the Company, otherwise) from any Person alleging that the consent or other agreement or approval of such Person is or may be required in connection with the Merger or any of the transactions contemplated hereby, and

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(ii) any Legal Proceeding commenced, or, to the Knowledge of the Company, threatened (in writing or, to the Knowledge of the Company, otherwise) against the Company or any of its subsidiaries. Without limiting any of the foregoing, neither the Company nor any of its subsidiaries shall take (or agree to take), without the prior written consent of Parent (which shall not be unreasonably withheld, conditioned or delayed) any action that, if taken prior to the date hereof, would have been required to be disclosed pursuant to the terms of Section 2.10(a), (b), (c), (f), (g), (h), (i), (j), (k), (l), (m), (n), (o), (p), (q), (r), (s) or (t). Notwithstanding anything to the contrary set forth in this Section 4.1, the Company and its subsidiaries may take any action set forth in Schedule 4.1 from and after the date hereof.
4.2     Access and Investigation. From and after the date hereof and until the earlier of the Effective Time or the termination of this Agreement, subject to the terms of the Confidential Disclosure Agreement (as such term is defined below), the Company shall, and shall cause its employees and representatives to: (a) provide Parent and Parent’s employees and representatives, upon reasonable advance notice and during normal business hours, with reasonable access to the personnel and assets of the Company, its subsidiaries and its existing books, records, Tax Returns, work papers, Contracts and other documents and information relating to the Company and its subsidiaries; and (b) provide Parent and Parent’s employees with such additional financial, operating and other data and information regarding the Company, as Parent may reasonably request. Notwithstanding anything in this Section 4.2 to the contrary, the Company shall not be required to comply with any request that it reasonably believes would interfere unreasonably with the operation of the business of the Company and its subsidiaries.
4.3    Stockholder Notice; Stockholder Approval. As soon as practicable after the date hereof, the Company shall use its reasonable best efforts to obtain the Sufficient Stockholder Vote pursuant to a written stockholder consent in accordance with the DGCL and the Charter Documents of the Company. Promptly following receipt of written consents of its Stockholders constituting the Sufficient Stockholder Vote (and in any event no more than three (3) Business Days after the date hereof), evidence of which affirmative vote shall, in any event, be sent to Parent at or prior to 11:59pm Eastern Time on the date of this Agreement, the Company shall deliver notice of the approval of this Agreement and the Merger by written consent of the Company’s Stockholders, pursuant to the applicable provisions of the DGCL and the Company’s Charter Documents, in substantially the form attached as Exhibit K (the “Stockholder Notice”), to all Stockholders that did not execute such written consent informing them that this Agreement and the Merger were adopted and approved by the Stockholders of the Company and that appraisal rights are available for their Company Capital Stock pursuant to the DGCL, and shall promptly inform the Securityholder Representative of the date on which the Stockholder Notice was sent.
4.4    Confidentiality. Each of the parties hereto hereby agrees that the information obtained in any investigation pursuant to the negotiation and execution of this Agreement or the effectuation of the transactions contemplated hereby, shall be governed by the terms of that certain Non-Disclosure Agreement by and between Parent and the Company, dated as of July 12, 2013 (the “Confidential Disclosure Agreement”).

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4.5    Expenses. Whether or not the Merger is consummated, all fees and expenses incurred in connection with the Merger including all legal, accounting, financial advisory, consulting (excluding the fees of any officer), and all other fees and expenses of third parties (excluding the cost of the Tail Policy) incurred by a party in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the transactions contemplated hereby, including, in the case of the Company and its subsidiaries, any bonuses or other change of control payments paid or to be paid to employees or consultants of the Company or any of its subsidiaries and excluding (x) any Transaction Payroll Taxes, (y) any expenses incurred in the negotiation of an abandoned sale transaction with any third party that have been paid prior to the Closing (it being acknowledged and agreed that any such expenses that have not been paid prior to the Closing shall not be excluded pursuant to clause (y)) and (z) any expenses paid prior to the Closing to the extent such payment is reflected in the Closing Cash Amount (such Company expenses, the “Third Party Expenses”), shall be the obligation of the respective party incurring such fees and expenses. Prior to the Closing, the Company shall provide to Parent a statement of estimated Third Party Expenses incurred by the Company and its subsidiaries in a form reasonably satisfactory to Parent (the “Statement of Expenses”). The Statement of Expenses shall be accompanied by invoices from the Company’s legal, accounting, financial and other advisors (excluding any officer’s compensation) providing services in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the transactions contemplated hereby reflecting such advisors’ final billable Third Party Expenses. The amount of any Third Party Expenses reflected on the Statement of Expenses shall be deducted from the Merger Consideration pursuant to Section 1.6(a)(xxxix) hereof. The amount of any Third Party Expenses of the Company or its subsidiaries that are not reflected on the Statement of Expenses (“Excess Third Party Expenses”) shall be subject to the indemnification provision of Section 6.2(a)(iv) hereof and shall not be limited by the Threshold Amount (as defined in Section 6.4(a) hereof) or the maximum amount of indemnification provided in Section 6.6.
4.6    Public Disclosure. Except as may be required to comply with the requirements of any applicable Law, none of the Company, any of its subsidiaries or any of the Company’s Stockholders shall issue any press release or other public announcement relating to the subject matter of this Agreement or the transactions contemplated hereby without the prior approval (which approval will not be unreasonably withheld or delayed) of Parent.
4.7    Additional Documents and Further Assurances; Reasonable Efforts.
(a)    Each party hereto, at the request of another party hereto, shall execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting completely the consummation of the Merger and the transactions contemplated hereby.
(b)    Subject to the terms and conditions provided in this Agreement, each of the parties hereto shall use its commercially reasonable efforts to take promptly, or cause to be taken, all actions, and to do promptly, or cause to be done, all things necessary, proper or advisable under applicable Laws and regulations to consummate and make effective the transactions contemplated hereby, to satisfy the conditions to the obligations to consummate the Merger, to obtain all necessary waivers, consents and approvals and to effect all necessary registrations and filings and to remove any injunctions or other impediments or delays, legal or otherwise, in order to consummate and make effective the transactions contemplated by this Agreement for the purpose of securing to the parties hereto the benefits

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contemplated by this Agreement. Notwithstanding the foregoing or any other provision of this Agreement to the contrary, (i) neither the Company nor Parent shall be required to make any payments, other than the payment of customary filing fees, in connection with the fulfillment of its obligations under this Section 4.7; and (ii) the Parent and its affiliates shall not be required to, and the Company and its affiliates may not, without the prior written consent of the Parent, sell, divest, hold separate, transfer or dispose of, before or after the Closing, any assets, operations, rights, product lines, businesses or interest therein of the Parent, the Company, or of any of their respective affiliates.
4.8    Employment Arrangements.
(a)    Each employee of the Company or its subsidiaries who remains an employee of Parent, the Surviving Corporation or any of the subsidiaries of the Company after the Closing Date shall be referred to hereafter as a “Continuing Employee.” Beginning on the Closing Date and continuing until the first anniversary of the Closing Date, or for such greater period as shall be required by applicable law, Parent shall provide each Continuing Employee with total cash compensation (including base salary and bonus and commission opportunity) that is no less favorable in the aggregate than such Continuing Employee’s total cash compensation immediately prior to the Closing Date. Notwithstanding anything to the contrary in this Agreement, beginning on the Closing Date and continuing until the first anniversary of the Closing Date, or for such greater period as shall be required by applicable law, Parent shall maintain (or cause its subsidiaries to maintain) a severance pay plan, program or practice for the benefit of each Continuing Employee providing benefits to the Continuing Employees that are equal to the severance pay plan, program or practice maintained by Parent or its subsidiaries for similarly situated employees. Parent shall allow the Continuing Employees to participate in employee benefit plans maintained or sponsored by Parent or any ERISA Affiliate for Parent’s current employees (each a “Parent Benefit Plan”) that in all material respects are no less favorable in the aggregate than the employee benefits as in effect for other similarly situated employees of Parent immediately prior to the Closing Date; provided, that Parent may in its sole discretion elect to continue one or more Company Employee Plans (including any International Employee Plan), in lieu of providing for such participation under a Parent Benefit Plan of a similar type. For example, Parent may elect to continue group health insurance coverage for Continuing Employees under a Company Employee Plan rather than move Continuing Employees onto a group health insurance plan of Parent. Any such decision by Parent to continue a Company Employee Plan in lieu of providing for participation under a Parent Benefit Plan of a similar type shall not be deemed a breach of this Section 4.8(a).
(b)    Following the Closing, Parent shall give each Continuing Employee full credit for prior service with the Company and its subsidiaries for purposes of (i) eligibility and vesting (if applicable) under any employee benefit plans maintained by Parent or its affiliates and (ii) determination of benefit levels under any employee benefit plans maintained by the Company or Parent or their affiliates or any policy relating to future vacation (but excluding benefit accrual under a defined benefit pension plan), in each case for which the Continuing Employee is otherwise eligible and in which the Continuing Employee is offered participation, but not where such credit would result in a duplication of benefits. With respect to any Parent Benefit Plan that is a welfare benefit plan, Parent will (x) ensure that its third party insurance carriers shall cause to be waived any eligibility requirements or pre-existing condition limitations and (y) use commercially reasonable efforts to recognize for purposes of annual

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deductible and out-of-pocket limits under its medical and dental plans, deductible and out-of-pocket expenses paid by Continuing Employees in the calendar year in which the Effective Time occurs with respect to similar plans maintained by Company.
(c)    Notwithstanding anything to the contrary set forth in this Agreement, nothing in this Agreement shall be construed as requiring Parent or the Surviving Corporation to employ any Continuing Employee for any length of time following the Closing Date. Except as otherwise provided in this Section 4.8, nothing in this Section 4.8 is intended to prevent Parent from terminating any of its benefit plans from time to time or changing the form of benefits provided to the Continuing Employees after the Closing Date. No Person is an intended third party beneficiary of this Section 4.8 and no provision of this Section 4.8 constitutes an amendment to any Parent Benefit Plan.
4.9    Tax Matters.
(a)    Preparation of Returns for Pre-Closing Tax Periods. Parent shall prepare and timely file, or cause to be prepared and timely filed, all Returns for the Company and its subsidiaries required to be filed after the Closing Date, and shall timely remit, or cause to be remitted, to the appropriate Governmental Authority all Taxes reflected on such Returns. To the extent such Returns include any Pre-Closing Tax Period, (i) such Returns shall be prepared in accordance with applicable Law and consistent with past practices of the Company as reasonably determined by Parent and (ii) Parent shall provide the Securityholder Representative with a copy of each such proposed Return (and such additional information regarding such Return as may reasonably be requested by the Securityholder Representative) for review and comment for a reasonable period prior to the filing of such Return, in the case of income Returns, and in such period of time prior to filing as Parent shall reasonably determine to be practicable in the case of other Returns. Parent shall consider in good faith all reasonable comments of the Securityholder Representative with respect to taxable periods ending on or prior to the Closing Date or with respect to a Straddle Tax Period, the portion of the period ending on the Closing Date. Notwithstanding the foregoing, except to the extent the Escrow Participants are materially harmed, no failure by Parent to provide the review and comment periods set forth in clause (ii) of the first sentence of this Section 4.9(a) shall result in any loss or diminution of Parent’s rights contained in Article VI.
(b)    No Amended Returns. Unless necessary in Parent’s reasonable judgment to avoid the imposition of penalties, Parent shall not, and shall not cause or permit the Company or its subsidiaries to, amend any previously filed Return of the Company or any of its subsidiaries for any Pre-Closing Tax Period without the prior written consent of the Securityholder Representative, which shall not be unreasonably withheld, conditioned or delayed. Notwithstanding the foregoing, except to the extent the Escrow Participants are materially harmed, no failure by Parent to comply with this Section 4.9(b) shall result in any loss or diminution of Parent’s rights contained in Article VI.
(c)    Cooperation.    Parent and the Securityholder Representative, on behalf of the Escrow Participants, shall cooperate, as and to the extent reasonably requested by the other party, in connection with (i) the filing of any Returns of or with respect to the Company, its subsidiaries or their respective operations, and (ii) any audit, examination, voluntary disclosure or other administrative or judicial proceeding, contest, assessment, notice of deficiency, or other adjustment or proposed adjustment with respect to Taxes of the Company, its subsidiaries or their respective operations (a “Tax Contest”). Any Tax Contest shall be treated as a Third Party Claim for purposes of Section 6.4(e).

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Such cooperation shall include taking all commercially reasonable and legally permissible actions to minimize the amount of any applicable Tax, obtaining and providing appropriate forms, retaining and providing records and information that are reasonably relevant to any such Return or Tax Contest, and making employees available on a mutually convenient basis to provide additional information and explanation of any materials provided hereunder.
(d)    Tax Attributes. Notwithstanding anything to the contrary in this Agreement, the Escrow Participants shall not have any liability to Parent of the Surviving Corporation if any Tax attributes of the Company (including, but not limited to, net operating loss carryovers, capital loss carryovers, adjusted basis or credits) are not available to the Surviving Corporation or their affiliates for any taxable period beginning after the Closing Date.
(e)    Tax Sharing Agreements. With the exception of customary commercial leases or contracts entered into the ordinary course of business that are not primarily related to Taxes and liabilities thereunder, to the extent directed in writing by Parent, in Parent’s sole discretion, at least two (2) days prior to the Closing Date, any Tax sharing, indemnification or allocation agreement, arrangement, practice or policy to which the Company or any of its subsidiaries is a party or by which it is bound shall be terminated as of the Closing Date, and none of the Company or its subsidiaries shall have any liability or obligation pursuant thereto.
(f)    Allocation of Taxes. Transactions that occur on the Closing Date but after the Closing and that are not incurred in the ordinary course of business of the Company or its subsidiaries and are not contemplated by this Agreement shall be considered to be attributable to the period that commences on the day following the Closing Date. Neither Parent nor the Company shall make an election pursuant to Treasury Regulation Section 1.1502-76(b)(2) to allocate items for the year including the Closing Date ratably between the period ending on the Closing Date and the period beginning on the day after the Closing Date.
4.10    Indemnification of Officers and Directors.
(a)    From the Effective Time until the sixth anniversary of the date on which the Effective Time occurs, Parent shall cause the Surviving Corporation to indemnify and hold harmless those Persons who are, or were at any time prior to the date of this Agreement, directors and officers of the Company or any of its subsidiaries (the “D&O Indemnified Persons”) for their acts and omissions occurring prior to the Effective Time and shall cause the Surviving Corporation to observe all rights to advancement of expenses and exculpation by the Company existing in favor of the D&O Indemnified Persons, in each case to the extent provided under the Charter Documents and the indemnification agreements between the Company and any D&O Indemnified Person as in effect on the date hereof to the fullest extent permitted under Delaware Law, and the certificate of incorporation and bylaws of the Surviving Corporation shall have provisions with respect to indemnification, advancement of expenses and exculpation of the D&O Indemnified Persons no less favorable than those set forth in the Charter Documents until the sixth anniversary of the date on which the Effective Time occurs.
(b)    Prior to the Closing, the Company shall purchase an extended reporting period endorsement for the Company’s directors’ and officers’ liability insurance policy in effect on the date of this Agreement (the “Current Policy”) for the D&O Indemnified Persons (the “Tail Policy”). The

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cost of the Tail Policy shall not be deemed a Third Party Expense under Section 4.5 hereof. The Tail Policy purchased by the Company shall provide the D&O Indemnified Persons with coverage for six (6) years from and after the Effective Time with respect to acts or omissions occurring at or prior to the Effective Time and shall contain terms and coverage amounts at least as favorable as the terms and coverage amounts of the Current Policy. For the period of six (6) years from and after the Effective Time, Parent shall maintain, or cause the Surviving Corporation to maintain, as applicable, such Tail Policy in full force and effect for its full term and Parent shall not permit the Surviving Corporation to cancel or amend the Tail Policy.
(c)    If Parent, the Surviving Corporation or any of the Company’s subsidiaries (i) shall consolidate with or merge into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any Person, then, and in each such case, proper provisions shall be made so that the successor and assigns of Parent, the Surviving Corporation or such subsidiary, as the case may be, shall assume all of the obligations of this Section 4.10.
(d)    The provisions of this Section 4.10 are intended to be in addition to the rights otherwise available to the D&O Indemnified Persons by law, charter, statute, by-law or agreement, and shall operate for the benefit of, and shall be enforceable by, each of the D&O Indemnified Persons, their heirs and their representatives.
4.11    Company Debt. No fewer than two (2) Business Days prior to the Closing, the Company shall provide to Parent a statement (the “Closing Debt Statement”) setting forth: (a) a complete and correct list of the obligees of all Company Debt, (b) the amount of all such Company Debt owed to each such obligee as of immediately prior to the Effective Time, specifying the principal, penalties, interest and premiums necessary to satisfy and discharge all obligations in respect thereof on the Closing Date, and (c) wire instructions for each such obligee. At the Closing, the Company shall provide Parent with executed payoff letters in a form reasonably acceptable to Parent providing for the satisfaction and discharge of all obligations in respect of the Company Debt, including the termination of all related commitments and the release of all related guarantees and related encumbrances securing such obligations, effective upon the payment of the Company Debt. At the Closing, Parent or the Paying Agent shall pay the Company Debt set forth on the Closing Debt Statement on behalf of the Company.
4.12    No Negotiation. From and after the date hereof and until the earlier of the Effective Time or the termination of this Agreement, the Company shall not, directly or indirectly: (a) solicit, facilitate or encourage the initiation of any inquiry, proposal or offer from any Person (other than Parent) relating to a possible Acquisition Transaction; (b) participate in any discussions or negotiations or enter into any Contract with, or provide any non‑public information to, any Person (other than Parent) relating to or in connection with a possible Acquisition Transaction; or (c) consider, entertain or accept any proposal or offer from any Person (other than Parent) relating to a possible Acquisition Transaction. The Company shall promptly notify Parent in writing of any inquiry, proposal or offer relating to a possible Acquisition Transaction (including the identity of the Person making or submitting such inquiry, proposal or offer, and the terms thereof) that is received by the Company or any representative of the Company prior to the earlier of the Effective Time or the termination of this Agreement. For the purposes hereof, “Acquisition Transaction” shall mean any transaction involving: (i) the sale, license,

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disposition or acquisition of all or a substantial portion of the business or assets of the Company or any of its subsidiaries; (ii) the issuance, disposition or acquisition of (A) any capital stock or other equity security of the Company (other than Company Common Stock issued upon exercise of Company Options in routine transactions in accordance with the Company’s past practices), (B) any option, call, warrant or right (whether or not immediately exercisable) to acquire any capital stock or other equity security of the Company or any of its subsidiaries, or (C) any security, instrument or obligation that is or may become convertible into or exchangeable for any capital stock or other equity security of the Company or any of its subsidiaries, other than, in the case of (B), as set forth in Schedule 4.12; or (iii) any merger, consolidation, share exchange, business combination, reorganization, recapitalization or similar transaction involving the Company or any of its subsidiaries.
4.13    Parachute Payment Waivers. Prior to the initiation of the requisite stockholder approval procedure in Section 4.14, the Company shall obtain and deliver to Parent a parachute payment waiver (“Parachute Payment Waiver”) from each individual who is, with respect to the Company and/or any ERISA Affiliate, a “disqualified individual” (within the meaning of Section 280G of the Code and the regulations promulgated thereunder), as determined immediately prior to the initiation of such stockholder approval procedure hereunder, and who, absent the execution of a Parachute Payment Waiver, may receive or have the right or entitlement to receive a parachute payment under Section 280G of the Code in connection with the transactions contemplated by this Agreement.
4.14    280G Stockholder Approval. The Company shall submit to the stockholders of the Company for approval in accordance with the terms of Section 280G(b)(5)(B) of the Code any and all payments and/or benefits that are subject to a Parachute Payment Waiver, such that such payments and benefits shall not be deemed to be “parachute payments” under Section 280G of the Code, and prior to the Closing, the Company shall deliver to Parent evidence reasonably satisfactory to Parent (i) that a Company stockholder vote was solicited in conformance with Section 280G of the Code, and the requisite Company stockholder approval was obtained with respect to any payments and/or benefits that were subject to the Company stockholder vote (the “Section 280G Approval”) or (ii) that the Section 280G Approval was not obtained and as a consequence, pursuant to the Parachute Payment Waiver, such “parachute payments” shall not be made or provided. At least one (1) Business Day prior to the vote, Parent and its counsel shall have the right to review and comment on all documents to be delivered to the Company’s stockholders in connection with such vote and any required disqualified individual waivers or consents, and the Company shall reflect all reasonable comments of Parent thereon.  Parent and its counsel shall be provided copies of all documents executed by the Company’s stockholders and disqualified individuals in connection with the vote.
ARTICLE V

CONDITIONS TO THE MERGER
5.1    Conditions to Obligations of Parent and Sub to Effect the Merger. The respective obligations of Parent and Sub to effect the Merger and the other transactions contemplated hereby shall be subject to the satisfaction (or waiver by Parent or Sub, as applicable), at or prior to the Effective Time, of the following conditions:

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(a)    Accuracy of Representations.
(i)    Accuracy at Signing. Each of the representations and warranties made by the Company in this Agreement (A) that contains a “Company Material Adverse Effect” or other materiality qualification limiting the scope of such representations and warranties shall have been true and correct in all respects as of the date of this Agreement, other than such representations and warranties that by their terms are made as of a specific date, which representations and warranties shall have been accurate in all respects as of such date and (B) that does not contain such a qualification, shall have been true and correct in all material respects as of the date of this Agreement, other than such representations and warranties that by their terms are made as of a specific date, which representations and warranties shall have been accurate in all material respects as of such date; provided, however, that for purposes of determining the accuracy of such representation and warranties, any update of or modification to the Disclosure Schedule made or purported to have been made on or after the date of this Agreement shall be disregarded.
(ii)    Accuracy at Closing. Each of the representations and warranties made by the Company in this Agreement (A) that contains a “Company Material Adverse Effect” or other materiality qualification limiting the scope of such representations and warranties shall be true and correct in all respects as of the Closing, as if made on and as of the Closing, other than such representations and warranties that by their terms are made as of a specific date, which representations and warranties shall have been accurate in all respects as of such date and (B) that does not contain such a qualification, shall be true and correct in all material respects as of the Closing, in each case, as if made on and as of the Closing, other than such representations and warranties that by their terms are made as of a specific date, which representations and warranties shall have been accurate in all material respects as of such date; provided, however, that for purposes of determining the accuracy of such representation and warranties, any update of or modification to the Disclosure Schedule made or purported to have been made on or after the date of this Agreement shall be disregarded.
(b)    Performance of Covenants. Each of the covenants and obligations that the Company is required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects.
(c)    Stockholder Approval. Stockholders constituting the Sufficient Stockholder Vote shall have approved this Agreement, the Merger and the transactions contemplated hereby, including the appointment of the Securityholder Representative.
(d)    Appraisal Rights. The holders of no greater than fifteen percent (15%) of the outstanding Company Capital Stock shall continue to have a right to exercise appraisal, dissenters’ or similar rights under applicable Law with respect to such equity securities of the Company by virtue of the Merger.
(e)     No Company Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Company Material Adverse Effect.
(f)    No Restraints. No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Merger shall have been issued by any

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court of competent jurisdiction and remain in effect, and there shall not be any Law enacted or deemed applicable to the Merger that makes consummation of the Merger illegal.
(g)    No Governmental Legal Proceedings. No Governmental Authority shall have commenced or be a party to, or shall have threatened to commence or to become a party to, any Legal Proceeding: (i) seeking to prohibit or limit the exercise by Parent of any material right pertaining to its ownership of stock of Sub or the Surviving Corporation; (ii) challenging, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Merger or any of the other transactions contemplated by this Agreement; or (iii) seeking to compel any Parent or any subsidiary of Parent to dispose of or hold separate any material assets as a result of the Merger or any of the other transactions contemplated by this Agreement.
(h)    280G. The Company shall have complied with Sections 4.13 and 4.14.
(i)    Closing Deliverables. Parent shall have received each of the closing deliverables pursuant to Section 1.9.
5.2    Conditions to Obligations of the Company to Effect the Merger. The obligations of the Company to effect the Merger and the other transactions contemplated hereby shall be subject to the satisfaction (or waiver by the Company), at or prior to the Effective Time, of the following conditions:
(a)    Accuracy of Representations.
(i)    Accuracy at Signing. Each of the representations and warranties made by Parent and Sub in this Agreement (A) that contains a materiality qualification limiting the scope of such representations and warranties shall have been true and correct in all respects as of the date of this Agreement, other than such representations and warranties that by their terms are made as of a specific date, which representations and warranties shall have been accurate in all respects as of such date and (B) that does not contain such a qualification, shall have been true and correct in all material respects as of the date of this Agreement, other than such representations and warranties that by their terms are made as of a specific date, which representations and warranties shall have been accurate in all material respects as of such date.
(ii)    Accuracy at Closing. Each of the representations and warranties made by Parent and Sub in this Agreement (A) that contains a materiality qualification limiting the scope of such representations and warranties shall be true and correct in all respects as of the Closing, as if made on and as of the Closing, other than such representations and warranties that by their terms are made as of a specific date, which representations and warranties shall have been accurate in all respects as of such date and (B) that does not contain such a qualification, shall be true and correct in all material respects as of the Closing, in each case, as if made on and as of the Closing, other than such representations and warranties that by their terms are made as of a specific date, which representations and warranties shall have been accurate in all material respects as of such date.
(b)    Performance of Covenants. All of the covenants and obligations that Parent and Sub are required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects.

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(c)    No Restraints. No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Merger shall have been issued by any court of competent jurisdiction and remain in effect, and there shall not be any Law enacted or deemed applicable to the Merger that makes consummation of the Merger illegal.
(d)    No Governmental Legal Proceedings. No Governmental Authority shall have commenced or be a party to, or shall have threatened to commence or to become a party to, any Legal Proceeding: (i) seeking to prohibit or limit the exercise by the Company’s equityholders of any material right pertaining to their ownership of the Company; (ii) challenging, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Merger or any of the other transactions contemplated by this Agreement; or (iii) seeking to compel the Company or any subsidiary of the Company to dispose of or hold separate any material assets as a result of the Merger or any of the other transactions contemplated by this Agreement.
ARTICLE VI

SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS
6.1    Survival of Representations, Warranties and Covenants.
(a)    The representations and warranties of the Company contained in this Agreement or in any certificate delivered pursuant to the terms of this Agreement shall survive until 11:59 p.m. Boston time on the twelve (12) month anniversary of the Closing Date (the “Expiration Date”), other than (i) the representations and warranties of the Company contained in Sections 2.1 (Organization of the Company), 2.2 (Company Capital Structure), and 2.4 (Authority) hereof (together, the “Fundamental Representations”) and (ii) the representations and warranties of the Company contained in Section 2.11 (Tax Matters) hereof (the “Tax Representation”), which, in the case of clauses (i) and (ii), shall survive until the expiration of the applicable statute of limitations. The date until which any representation or warranty survives shall be referred to as the “Survival Date” for such representation or warranty. Notwithstanding anything in this Section 6.1 to the contrary, (x) if, at any time prior to 11:59 p.m. Boston time on the applicable Survival Date, an Officer’s Certificate (as defined in Section 6.4(b)) is delivered alleging Losses and a claim for recovery under Section 6.4(b), then the claim asserted in such notice shall survive the applicable Survival Date until such claim is fully and finally resolved and (y) claims relating to fraud and claims pursuant to clauses (iii), (iv), (v), (vi), (vii), (viii), (ix), (x), (xi) or (xi) of Section 6.2(a) shall survive until the expiration of the applicable statute of limitations. All covenants and agreements contained in this Agreement, the Related Agreements or in any certificate or other writing delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the Closing and shall continue to remain in full force and effect in perpetuity after the Closing Date, unless they terminate earlier in accordance with their express terms.
(b)    The representations, warranties, covenants and obligations of the Company and the rights and remedies that may be exercised by the Indemnified Parties, shall not be limited or otherwise affected by or as a result of any information furnished to, or any investigation made by or knowledge of, any of the Indemnified Parties or any of their representatives (it being understood that the representations and warranties of the Company are qualified by the disclosures set forth in the applicable parts or subparts of the Disclosure Schedule to the extent set forth therein).

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(c)    It is the express intent of the parties that, if the applicable survival period for an item as contemplated by this Section 6.1 is shorter than the statute of limitations that would otherwise have been applicable to such item, then, by contract, the applicable statute of limitations with respect to such item shall be reduced to the shortened survival period contemplated hereby. The parties further acknowledge that the time periods set forth in this Section 6.1 for the assertion of claims under this Agreement are the result of arms’-length negotiation among the parties and that they intend for the time periods to be enforced as agreed by the parties.
6.2    Indemnification.
(a)    The Escrow Participants agree to indemnify, compensate, reimburse, and hold Parent and its officers, directors, and affiliates, including the Surviving Corporation (the “Indemnified Parties”), harmless against all claims, losses, liabilities, damages, Taxes, costs and expenses, including reasonable attorneys’ fees and expenses of defense, interest, fines and penalties (hereinafter individually a “Loss” and collectively “Losses”) paid, incurred or sustained by the Indemnified Parties, or any of them (including the Surviving Corporation), as a result of:
(i)    any inaccuracy in or breach of any representation or warranty of the Company set forth in this Agreement as of the date of this Agreement (without giving effect to: (1) for purposes of calculating Losses (but not for identifying any such inaccuracy or breach), any “Company Material Adverse Effect” or other materiality qualification limiting the scope of such representation or warranty; or (2) any update of or modification to the Disclosure Schedule made or purported to have been made after the date of this Agreement);
(ii)     any inaccuracy in or breach of any representation or warranty set forth in: (A) this Agreement and all other certificates delivered by or on behalf of the Company pursuant to this Agreement as if such representation and warranty had been made on and as of the Closing Date (other than representations and warranties that by their terms are made as of a specific date); or (B) in the Company Closing Certificate (in each case, without giving effect to: (1) for purposes of calculating Losses (but not for identifying any such inaccuracy or breach), any “Company Material Adverse Effect” or other materiality qualification limiting the scope of such representation or warranty; or (2) any update of or modification to the Disclosure Schedule made or purported to have been made after the date of this Agreement);
(iii)    any failure by the Company to perform, fulfill or comply with any covenant or obligation applicable to it contained in this Agreement;
(iv)    any Excess Third Party Expenses;
(v)    any Dissenting Share Payments or other claims by Stockholders (in their capacity as such) arising out of the transactions contemplated by this Agreement;
(vi)    any and all Company Debt, to the extent such Company Debt exceeds the amount of Company Debt deducted from the Merger Consideration pursuant to Section 1.6(a)(xxxix);

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(vii)    any claim for indemnification by a current or former director or officer of the Company arising out of facts or circumstances existing at or prior to the Closing (including claims or actions arising out of the authorization, execution and delivery of this Agreement, the performance by the Company of its obligations hereunder or the consummation of the transactions contemplated hereby);
(viii)    any claims or actions by Persons who are or were securityholders of the Company, in their capacities as securityholders, against the Company, Parent or any of their respective subsidiaries, arising out of facts or circumstances existing at or prior to the Closing (including claims or actions arising out of the authorization, execution and delivery of this Agreement, the performance by the Company of its obligations hereunder or the consummation of the transactions contemplated hereby);
(ix)    any inaccuracies in the Payment Schedule (including, without limitation, and for the avoidance of doubt any inaccuracies in the computation of the Closing Cash Amount or Aggregate Option Exercise Amount);
(x)    any India Withholding Indemnification Amounts;
(xi)    any fraud by the Company in connection with this Agreement or any of the transactions contemplated hereby.
The Escrow Participants shall not have any right of contribution, indemnification or right of advancement from the Surviving Corporation or Parent with respect to any Loss claimed by an Indemnified Party.
(b)     The parties acknowledge and agree that, if the Surviving Corporation suffers, incurs or otherwise becomes subject to any Losses as a result of or in connection with any inaccuracy in or breach of any representation, warranty, covenant or obligation under this Agreement, then (without limiting any of the rights of the Surviving Corporation as an Indemnified Party) Parent shall also be deemed, by virtue of its ownership of the stock of the Surviving Corporation, to have incurred Losses as a result of and in connection with such inaccuracy or breach (it being understood that any Losses suffered or incurred by the Surviving Corporation shall be recoverable under this Article VI by either Parent or the Surviving Corporation, but not both of them).
6.3    Escrow Arrangements.
(a)    Escrow Fund. At the Closing, Parent shall deposit with the Escrow Agent an amount in cash equal to the Escrow Amount. Such deposit of the Escrow Amount, along with any interest or income earned thereon, shall constitute an escrow fund (the “Escrow Fund”) to be governed by the terms of this Agreement and the Escrow Agreement. The Escrow Fund shall be partial security for the indemnity obligations provided for in Section 6.2 hereof. The Escrow Fund shall be available to compensate the Indemnified Parties for any claims by such parties for any Losses for which they are entitled to recovery under this Article VI.
(b)    Escrow Period; Distribution upon Termination of Escrow Period. Subject to

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the following requirements, the Escrow Fund shall be in existence immediately following the Effective Time and shall terminate at 11:59 p.m. Boston time on the Expiration Date (the “Escrow Period”); provided, however, that the Escrow Period shall not terminate with respect to any Losses claimed in any Officer’s Certificate delivered to the Escrow Agent and the Securityholder Representative prior to 11:59 p.m. Boston time on the Expiration Date to the extent such claims remain unresolved (the Losses with respect to such unresolved claims, the “Unresolved Losses”). Promptly (and in any event within five (5) Business Days) after the Expiration Date, the Escrow Agent shall disburse any funds remaining in the Escrow Fund, but excluding an amount equal to the Unresolved Losses, to the Escrow Participants. As soon as the Escrow Agent receives written notice that any claim for Unresolved Losses has been resolved in accordance with Section 6.4(d), the Escrow Agent shall deliver the remaining portion of the Escrow Fund not required to satisfy such claims to the Escrow Participants. Deliveries of amounts out of the Escrow Fund to the Escrow Participants pursuant to this Section 6.3(b) shall be made in proportion to their respective Pro Rata Portions of the remaining Escrow Fund, with the amount of cash delivered to each Escrow Participant rounded down to the nearest cent.
6.4    Indemnification Claims.
(a)    Threshold Amount. Notwithstanding any provision of this Agreement to the contrary, except as set forth in the second sentence of this Section 6.4(a), an Indemnified Party may not recover any Losses under Section 6.2(a)(i) or Section 6.2(a)(ii) unless and until such Losses exceed the Threshold Amount, in which case the Indemnified Parties shall be entitled to recover all Losses so identified without regard to the Threshold Amount from the first dollar of such Losses. Notwithstanding the foregoing, an Indemnified Party shall be entitled to recover for, and the Threshold Amount shall not apply as a threshold to, any and all claims or payments made with respect to Losses (i) incurred pursuant to clauses (iii), (iv), (v), (vi), (vii), (viii), (ix), (x) or (xi) of Section 6.2(a), (ii)  resulting from any breach of a representation or warranty contained in any Fundamental Representation or the Tax Representation, or (iii) related to any fraud.
(b)    Claims for Indemnification. In order to seek indemnification under Section 6.2(a)(i) or Section 6.2(a)(ii), Parent shall deliver an Officer’s Certificate to be received by the Securityholder Representative and, if such claim involves a claim against the Escrow Fund, the Escrow Agent at any time on or before 11:59 p.m. Boston time on the Expiration Date; provided, however, Parent may seek indemnification for a breach or inaccuracy of a representation and warranty of the Company contained in (1) any Fundamental Representation following the Expiration Date by delivering an Officer’s Certificate to the Securityholder Representative on or before the expiration of the applicable Survival Date and (2) any Tax Representation following the Expiration Date by delivering an Officer’s Certificate to the Securityholder Representative on or before the expiration of the applicable Survival Date by delivering an Officer’s Certificate to the Securityholder Representative on or before the expiration of the applicable Survival Date. In addition, the Indemnified Parties may seek indemnification for or with respect to the matters set forth in clauses (iii), (iv), (v), (vi), (vii), (viii), (ix), (x) or (xi) of Section 6.2(a) or for Losses related to any fraud (i) during the Escrow Period by delivering an Officer’s Certificate to the Securityholder Representative and, to the extent any amount remains in the Escrow Fund and such claim involves a claim against the Escrow Fund, to the Escrow Agent, or (ii) following the expiration of the Escrow Period by delivering an Officer’s Certificate to the Securityholder Representative. Unless the Securityholder Representative shall have delivered an

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Objection Notice pursuant to Section 6.4(c) hereof, the Escrow Agent shall, on the first Business Day after the 30th day after its receipt of the Officer’s Certificate, deliver to the Indemnified Party from the Escrow Fund an amount equal to the Losses set forth in such Officer’s Certificate. Any payment from the Escrow Fund to Indemnified Parties shall be made in cash, and shall be deemed to have been made pro rata amongst the Escrow Participants based on their respective Pro Rata Portions of the Escrow Amount. For the purposes hereof, “Officer’s Certificate” shall mean a certificate signed by any officer of Parent stating that an Indemnified Party has paid, sustained or incurred, or reasonably expects that it will have to pay, sustain or incur Losses and (x) providing the amount of any Losses actually paid, sustained or incurred, specifying in reasonable detail the individual items of Losses included in the amount so stated, the date each such item was paid, sustained or incurred, and the nature of the breach of representation, warranty or covenant or other indemnity to which such item is related or (y) providing an estimate of any Losses reasonably expected to be paid, sustained or incurred, specifying in reasonable detail the individual items of Losses included in the amount so stated, the basis for such expected liability and the estimation thereof, and the nature of the breach of representation, warranty or covenant or other indemnity to which such item is related. For the avoidance of doubt, estimated Losses shall only be provided to preserve claims that would otherwise expire and to determine any amounts of Unresolved Losses to be retained in the Escrow Account following the Expiration Date pursuant to Section 6.3(b) to satisfy any unsatisfied claims. No amounts shall be payable with respect to any Losses until such Losses have been actually paid, sustained or incurred by the Indemnified Party, agreed to by the Securityholder Representative or determined by a final, nonappealable order, judgment or decree of any court of competent jurisdiction.
(c)    Objections to Claims for Indemnification. No payment shall be made from the Escrow Fund under Section 6.4(b) if the Securityholder Representative shall object to the claim made in the Officer’s Certificate in a written statement labeled “Objection Notice” (an “Objection Notice”), and such Objection Notice shall have been received by Parent and the Escrow Agent prior to 11:59 p.m. Boston time on the thirtieth (30th) day after its receipt of the Officer’s Certificate. If the Securityholder Representative does not object in writing within such 30-day period, payment in respect of such Losses shall thereafter be made from the Escrow Fund in accordance with Section 6.4(b).
(d)    Resolution of Conflicts.
(i)    In case the Securityholder Representative delivers an Objection Notice in accordance with Section 6.4(c), the Securityholder Representative and Parent shall, for a period of 60 days, attempt in good faith to agree upon the rights of the respective parties with respect to each of such claims. If the Securityholder Representative and Parent should so agree, and such claim involves a claim against the Escrow Fund, a memorandum setting forth such agreement shall be prepared and signed by both parties and furnished to the Escrow Agent. The Escrow Agent shall be entitled to rely on any such memorandum and make distributions from the Escrow Fund in accordance with the terms thereof.
(ii)    If such claim is not resolved within 60 days following the delivery by the Securityholder Representative of an Objection Notice, either the Securityholder Representative or the Indemnified Party may submit the contested portion of the indemnification claim to binding arbitration in Philadelphia, Pennsylvania in accordance with the JAMS Comprehensive Arbitration

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Rules and Procedures then in effect. Arbitration will be conducted by one (1) arbitrator, mutually selected by Parent and the Securityholder Representative; provided, however, that if Parent and the Securityholder Representative fail to mutually select an arbitrator within fifteen (15) Business Days after the contested portion of the indemnification claim is submitted to arbitration, then the arbitrator shall be selected by JAMS in accordance with its Comprehensive Arbitration Rules and Procedures then in effect. The parties agree to use commercially reasonable efforts to cause the arbitration hearing to be conducted within seventy-five (75) days after the appointment of the arbitrator, and to use commercially reasonable efforts to cause the decision of the arbitrator to be furnished within fifteen (15) days after the conclusion of the arbitration hearing. The arbitrator’s authority shall be confined to: (A) whether the Indemnified Party is entitled to recover on the indemnification claim (or a portion thereof), and the portion of such indemnification claim the Indemnified Party is entitled to recover and (B) whether either party to the arbitration shall be required to bear and pay all or a portion of the other party’s attorneys’ fees and other expenses relating to the arbitration. The final decision of the arbitrator shall include the dollar amount of the award to the Indemnified Party, if any (the “Award Amount”), and shall be furnished, in writing, to the Parent, the Securityholder Representative, the Indemnified Party and the Escrow Agent, shall constitute a conclusive determination of the issues in question, binding upon the Securityholder Representative, the holders of all Company Capital Stock (other than the holders of Dissenting Shares) and the Indemnified Party. Within three (3) days following the receipt of the final award of the arbitrator setting forth the Award Amount, Parent and the Stockholders’ Representative shall jointly execute and deliver to the Escrow Agent a written notice instructing the Escrow Agent to release to the Indemnified Party from the Escrow Fund an amount equal to the Award Amount.
(e)    Third Party Claims. In the event an Indemnified Party receives notice of a third party claim that Parent reasonably believes may result in a demand for indemnification pursuant to this Article VI (a “Third Party Claim”), Parent shall promptly, and in any event within 10 Business Days after receipt by the Indemnified Party of notice of the Third Party Claim, notify the Escrow Agent (if the Third Party Claim is made by Parent prior to the release of the Escrow Fund and may result in a claim against the Escrow Fund) and the Securityholder Representative in writing of such claim (which notice shall describe in reasonable detail, to the extent then known by the Indemnified Party, the facts constituting the basis for such Third Party Claim and the amount of the claimed Losses); provided, however, that no delay on the part of the Parent in notifying the Securityholder Representative will relieve the Escrow Participants from any obligation under this Article VI, except to the extent such delay actually prejudices the Escrow Participants. Thereafter, Parent shall deliver to the Securityholder Representative promptly, and in any event within 5 Business Days, after the Indemnified Party’s receipt thereof, copies of all notices and documents (including court papers) received by the Indemnified Party relating to the Third Party Claim; provided, however, that no delay on the part of Parent in notifying the Securityholder Representative will relieve the Escrow Participants from any obligation under this Article VI, except to the extent such delay actually prejudices the Escrow Participants. At any time after receipt of notice of the Third Party Claim, the Securityholder Representative may, upon written notice thereof to Parent, assume control of the defense of such Third Party Claim with counsel reasonably satisfactory to Parent so long as (i) the Third Party Claim involves only money damages and the Third Party Claim does not seek an injunction or other equitable relief against the Indemnified Party, (ii) the Third Party Claim does not relate to or otherwise arise in connection with any criminal Action and (iii) the Third Party Claim, taken together with all other then pending Third Party Claims, is not reasonably expected to result in indemnifiable Losses in excess of 150% of the remaining portion of the Escrow

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Amount. If the Securityholder Representative does not assume control of such defense, the Indemnified Party shall control such defense. The party not controlling such defense may participate therein at its own expense; provided, that if the Securityholder Representative assumes control of such defense and the Indemnified Party reasonably concludes, based on advice from counsel, that the Securityholder Representative and the Indemnified Party have conflicting interests with respect to such Third Party Claim, the reasonable fees and expenses of counsel to the Indemnified Party solely in connection therewith shall be considered “Losses” for purposes of this Agreement; provided, however, that in no event shall the Escrow Participants be responsible for the fees and expenses of more than one (1) counsel for all Indemnified Parties. The party controlling such defense shall keep the other party advised of the status of such Third Party Claim and the defense thereof and shall consider recommendations made by the other party with respect thereto. The Indemnified Party shall not admit any liability with respect to or agree to any settlement of such Third Party Claim without the prior written consent of the Securityholder Representative (which consent will not be unreasonably withheld, conditioned or delayed). In the event that the Securityholder Representative has consented to any such settlement, the Escrow Participants shall have no power or authority to object to the amount of any Third Party Claim by Parent. If the Securityholder Representative does not assume the defense of a Third Party Claim, the Indemnified Party may defend the Third Party Claim; provided, however, that the Indemnified Party shall not admit any liability with respect to or agree to any settlement of such Third Party Claim without the prior written consent of the Securityholder Representative (which consent will not be unreasonably withheld, conditioned or delayed). The Indemnified Party shall, at the Securityholder Representative’s request and at the Escrow Participant’s expense, reasonably cooperate in the defense of the matter, including making available to the Securityholder Representative all witnesses, pertinent records, materials and information in the Indemnified Party’s possession or under the Indemnified Party’s control relating therefore as is reasonably required by the Securityholder Representative, subject to such reasonable confidentiality requirements as the Indemnified Party may request and any applicable privilege protections.
(f)    Claims Not Involving Third Parties. If an Indemnified Party wishes to assert a claim for indemnification under this Article VI that does not involve a Third Party Claim, Parent shall deliver to the Securityholder Representative a written notice of such claim. If such dispute is not resolved within 60 days following the delivery by Parent of the applicable notice, the Securityholder Representative and the Indemnified Party shall each have the right to submit such dispute to arbitration in accordance with the provisions of Section 6.4(d)(ii).
6.5    Securityholder Representative.
(a)    By virtue of the approval of the Merger and this Agreement by the requisite vote of the Stockholders, each of the Stockholders shall be deemed to have agreed to appoint Paul Ferri as its agent and attorney-in-fact, as the Securityholder Representative for and on behalf of the Escrow Participants to take all actions under this Agreement and the Paying Agent Agreement that are to be taken by the Securityholder Representative, including to amend this Agreement or the Paying Agent Agreement, to waive any provision of this Agreement or the Paying Agent Agreement, to negotiate payments due pursuant to this Article VI, to give and receive notices and communications, to authorize payment to any Indemnified Party from the Escrow Fund in satisfaction of claims by any Indemnified Party, to object to such payments, to agree to, negotiate, enter into settlements and compromises of,

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and comply with orders of courts with respect to such claims, to assert, negotiate, enter into settlements and compromises of, and comply with orders of courts with respect to, any other claim by any Indemnified Party against any Escrow Participant or by any such Escrow Participant against any Indemnified Party or any dispute between any Indemnified Party and any such Escrow Participant, in each case relating to this Agreement or the transactions contemplated hereby, and to take all other actions that are either (i) necessary or appropriate in the judgment of the Securityholder Representative for the accomplishment of the foregoing or (ii) specifically mandated by the terms of this Agreement. Such agency may be changed by the Stockholders from time to time upon not less than thirty (30) days prior written notice to Parent; provided, however, that the Securityholder Representative may not be removed unless holders of at least a two-thirds interest of the Escrow Fund agree to such removal and to the identity of the substituted agent. A vacancy in the position of Securityholder Representative may be filled by the holders of a majority in interest of the Escrow Fund. In the event a vacancy in the position of Securityholder Representative exists for thirty (30) or more days, Parent shall have the right, upon thirty (30) days’ prior written notice to the Escrow Participants, to petition a court of competent jurisdiction to appoint a replacement Securityholder Representative. No bond shall be required of the Securityholder Representative, and the Securityholder Representative shall not receive any compensation for its services. Notices or communications to or from the Securityholder Representative shall constitute notice to or from the Escrow Participants.
(b)    All decisions and actions of the Securityholder Representative on behalf of the Escrow Participants shall be deemed to be facts ascertainable outside of this Agreement and shall be binding upon all Escrow Participants, and no Escrow Participant shall have the right to object, dissent, protest or otherwise contest the same.
(c)    The Securityholder Representative represents and warrants to Parent and to the Escrow Agent that it has the irrevocable right, power and authority to enter into and perform this Agreement.
(d)    Until notified in writing by the Securityholder Representative that it has resigned, or that it has been removed by at least two-thirds in interest of the Escrow Fund, Parent and the Escrow Agent may rely conclusively and act upon the directions, instructions and notices of the Securityholder Representative named above and, thereafter, upon the directions, instructions and notices of any successor named in a writing executed by a majority-in-interest of the Escrow Fund filed with the Escrow Agent.
(e)    The Company, the Escrow Participants and the Stockholders each hereby authorize the Securityholder Representative to:
(i)    Receive all notices or documents given or to be given to the Escrow Participants or the Stockholders pursuant hereto or in connection herewith or therewith and to receive and accept services of legal process in connection with any suit or proceeding arising under this Agreement;
(ii)    Engage counsel, and such accountants and other advisors and incur such other expenses in connection with this Agreement and the transactions contemplated hereby or thereby as the Securityholder Representative may in its sole discretion deem appropriate; and

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(iii)    Take such action as the Securityholder Representative may in its sole discretion deem appropriate in respect of: (A) waiving any inaccuracies in the representations or warranties of Parent or Sub contained in this Agreement or in any document delivered by Parent or Sub pursuant hereto; (B) taking such other action as the Securityholder Representative is authorized to take under this Agreement; (C) receiving all documents or certificates and making all determinations, in its capacity as Securityholder Representative, required under this Agreement; and (D) all such actions as may be necessary to carry out any of the transactions contemplated by this Agreement, including the defense and/or settlement of any claims for which indemnification is sought pursuant to this Article VI and any waiver of any obligation of Parent or the Surviving Corporation. The provisions of this Section 6.5 are independent and severable, are irrevocable (subject only to Section 6.5(b)) and coupled with an interest and shall be enforceable notwithstanding any rights or remedies that any Escrow Participant may have in connection with the transactions contemplated by this Agreement. The provisions of this Section 6.5 shall be binding upon the executors, heirs, legal representatives, personal representatives, successor trustees and successors of each Escrow Participant, and any references in this Agreement to a Escrow Participant shall mean and include the successors to the rights of each applicable Escrow Participant hereunder, whether pursuant to testamentary disposition, the laws of descent and distribution or otherwise.
(f)    At the Effective Time, Parent shall pay the Securityholder Representative Expense Amount to the Securityholder Representative, which Securityholder Representative Expense Amount shall be maintained by the Securityholder Representative in a segregated account. The Securityholder Representative shall not be paid any fee for services to be rendered hereunder but shall be reimbursed for reasonable out-of-pocket expenses incurred in the performance of the Securityholder Representative’s duties (including the reasonable fees and expenses of counsel) under this Agreement from the Securityholder Representative Expense Amount and, if the remaining Securityholder Representative Expense Amount is insufficient to pay such expenses, from the first proceeds from Future Payments otherwise available for distribution to the Escrow Participants. Upon the determination of the Securityholder Representative that retaining any portion of the Securityholder Representative Expense Amount is no longer necessary, the Securityholder Representative shall deliver any then remaining portion of the Securityholder Representative Expense Amount (the “Securityholder Representative Account Payment”) to the Paying Agent, which will promptly pay (i) to each holder of Company Capital Stock converted pursuant to Section 1.6(b) a portion thereof equal to such holder’s Pro Rata Portion of the Securityholder Representative Account Payment and (ii) to each holder of a Company Option a portion thereof equal to such holder’s Pro Rata Portion of the Securityholder Representative Account Payment (which amount shall be paid by the Surviving Corporation to such holder with the first payroll payment after the Surviving Corporation’s receipt of such amount and shall be subject to any applicable withholding as provided in Section 1.6(d)). The Securityholder Representative shall hold, invest, reinvest and disburse the Securityholder Representative Expense Amount in trust for all of the Escrow Participants, and the Securityholder Representative Expense Amount shall not be used for any other purpose; provided, however, that the Securityholder Representative may, in his sole discretion, and at any time or from time to time, disburse up to $100,000 from the Securityholder Representative Expense Amount to Murali Aravamudan solely for the purpose of paying or reimbursing reasonable out-of-pocket expenses incurred in connection with any dispute regarding the Securityholder Earnout Agreements.

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(g)    The Securityholder Representative shall not be liable for any act done or omitted hereunder as Securityholder Representative while acting in good faith and in the exercise of reasonable judgment. The Escrow Participants shall indemnify the Securityholder Representative and hold the Securityholder Representative harmless against any loss, liability or expense incurred without gross negligence or bad faith on the part of the Securityholder Representative and arising out of or in connection with the acceptance or administration of the Securityholder Representative’s duties hereunder, including the reasonable fees and expenses of any legal counsel retained by the Securityholder Representative. Any such claim for indemnification shall be satisfied first from any then available portion of the remaining Securityholder Representative Expense Amount and, if such amount is insufficient to satisfy any such loss, liability or expense, from the first proceeds from Future Payments otherwise available for distribution to the Escrow Participants or by a claim against the Escrow Participants (with each Escrow Participant liable for the Pro Rata Portion of any such claim that is represented by such Escrow Participant’s Company Capital Stock and Company Equity Awards). A decision, act, consent or instruction of the Securityholder Representative, including an amendment, extension or waiver of this Agreement, shall constitute a decision of the Escrow Participants and shall be final, binding and conclusive upon the Escrow Participants; and the Escrow Agent and Parent may rely upon any such decision, act, consent or instruction of the Securityholder Representative as being the decision, act, consent or instruction of the Escrow Participants. The Escrow Agent, Parent, Sub and each of their respective affiliates are hereby relieved from any liability to any person for any decision, act, consent or instruction of the Securityholder Representative.
(h)    Solely to the extent required to validate the calculation of Losses set forth on any Officer’s Certificate or to defend a Third Party Claim pursuant to, and in accordance with, Section 6.4(e), the Securityholder Representative shall have reasonable access to relevant information about the Company and Parent and the reasonable assistance of the Company’s and Parent’s employees for purposes of performing the Securityholder Representative’s duties and exercising the Securityholder Representative’s rights hereunder; provided, that the Securityholder Representative shall treat confidentially and not disclose any nonpublic information from or about the Company to anyone except (i) in connection with any disputes arising out of or in connection with this Agreement and (ii) on a need-to-know basis to individuals who agree to treat such information confidentially and execute a customary non-disclosure agreement in the form provided by the Parent.
6.6    Maximum Payments; Remedy.
(a)    Except as set forth in Sections 6.6(b) and 6.6(c) hereof, the maximum amount an Indemnified Party may recover from the Escrow Participants pursuant to the indemnity set forth in Section 6.2 hereof shall be limited to the Escrow Amount.
(b)    Notwithstanding anything to the contrary set forth in this Agreement, nothing in this Agreement shall limit the liability of any Person in respect of Losses arising out of any fraud committed by such Person (it is agreed and understood that the Survival Date and the Threshold Amount shall not apply in respect of any such Losses).
(c)    Except as set forth in Section 6.6(b), the liability of the Escrow Participants in respect of Losses (i) based on fraud, (ii) incurred pursuant to clauses (iii), (iv), (v), (vi), (vii), (viii), (ix), (x) or (xi) of Section 6.2(a) hereof, and (iii) arising out of breaches of the representations and

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warranties contained in the Fundamental Representations and the Tax Representation, in each case, shall be limited to the portion of the Merger Consideration actually paid to such Escrow Participant (including, for the avoidance of doubt, such Escrow Participant’s Pro Rata Portion of any Future Payment). Except as set forth in Section 6.6(b), in no event shall any Escrow Participant be obligated to indemnify the Indemnified Parties for any Losses pursuant to Section 6.2 hereof in excess of such Escrow Participant’s Pro Rata Portion of such Loss.
(d)    In no event shall any Escrow Participant be responsible or liable for any Losses or other amounts under this Article VI that are punitive, special or any multiple of damages, except to the extent that such damages are awarded to a third party. Each party shall (and shall cause its affiliates to) use commercially reasonable efforts to pursue all legal rights and remedies available in order to minimize the Losses for which indemnification is provided to it under this Article VI.
(e)    The amount of any Losses for which indemnification is provided under this Article VI shall be reduced by any related recoveries to which the Indemnified Party is entitled under insurance policies (net of any increase in any premium resulting therefrom) or other related payments received or receivable from third parties. An Indemnified Party shall use commercially reasonable efforts to pursue, and to cause its affiliates to pursue, any insurance claims to which it may be entitled in connection with any Losses it incurs. If an Indemnified Party (or an affiliate) receives any insurance payment in connection with any claim for Losses for which it has already received an indemnification payment from the Escrow Participants, it shall pay to the Escrow Participants, within ten (10) days of receiving such insurance payment, an amount equal to the excess of (i) the amount previously received by the Indemnified Party under this Article VI with respect to such claim plus the amount of the insurance payments received (after deducting any expenses incurred by such Indemnified Party in securing such insurance payments), over (ii) the amount of Losses with respect to such claim which the Indemnified Party has become entitled to receive under this Article VI.
6.7    Purchase Price Adjustments. Amounts paid to or on behalf of any person as indemnification under this Agreement shall be treated as adjustments to the Merger Consideration.
6.8    Sole Remedy. Following the Closing, the parties agree that, except for the availability of injunctive or other equitable relief made available pursuant to, and in accordance with, the terms hereof, and claims arising out of (a) breaches of the representations and warranties contained in the Fundamental Representations and the Tax Representation, (b) clauses (iii), (iv), (v), (vi), (vii), (viii), (ix), (x) or (xi) of Section 6.2(a) hereof and (c) fraud, the rights to indemnification from the Escrow Fund for each Escrow Participant’s Pro Rata Portion of the applicable Losses under this Article VI shall be the sole and exclusive remedy that any Indemnified Party will have in connection with the transactions under this Agreement. Without limiting the generality of the foregoing, in no event shall any party, its successors or permitted assigns be entitled to claim or seek rescission of the transactions consummated by this Agreement.
ARTICLE VII

TERMINATION, AMENDMENT AND WAIVER

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7.1    Termination. Except as provided in this Section 7.1 and Section 7.2 hereof, this Agreement may be terminated and the Merger abandoned at any time prior to the Closing:
(a)    by unanimous agreement of the Company and Parent; or
(b)    by Parent if the Company has not delivered evidence of the Sufficient Stockholder Vote in accordance with the DGCL and the Charter Documents to Parent on or prior to 11:59 p.m. Boston time on the date of this Agreement.
(c)    by either Parent, on the one hand, or the Company, on the other hand, if the Closing has not taken place on or before March 10, 2014, other than as a result of any failure on the part of such terminating party to comply with or perform any covenant or obligation of such terminating party set forth in this Agreement;
(d)    by Parent, so long as it is not then in material breach of its obligations under this Agreement if (i)(A) any representation or warranty of the Company contained in this Agreement shall be inaccurate or shall have been breached as of the date of this Agreement, or shall have become inaccurate or shall be breached as of a date subsequent to the date of this Agreement (as if made on such subsequent date, other than representations and warranties that by their terms are made as of a specific date), such that the condition set forth in Section 5.1(a) would not be satisfied or (B) any of the covenants or obligations of the Company contained in this Agreement shall have been breached such that the condition set forth in Section 5.1(b) would not be satisfied and (ii) the Company does not cure such inaccuracy or breach within 30 days after Parent notifies the Company in writing of the existence of such inaccuracy or breach;
(e)    by the Company, so long as it is not then in material breach of its obligations under this Agreement if (i)(A) any representation or warranty of Parent or Sub contained in this Agreement shall be inaccurate or shall have been breached as of the date of this Agreement, or shall have become inaccurate or shall be breached as of a date subsequent to the date of this Agreement (as if made on such subsequent date, other than representations and warranties that by their terms are made as of a specific date), such that the condition set forth in Section 5.2(a) would not be satisfied or (B) any of the covenants or obligations of Parent or Sub contained in this Agreement shall have been breached such that the condition set forth in Section 5.2(b) would not be satisfied and (ii) Parent or Sub, as applicable, does not cure such inaccuracy or breach within 30 days after the Company notifies Parent in writing of the existence of such inaccuracy or breach;
(f)    by Parent if there shall occur any Company Material Adverse Effect that is continuing; or
(g)    by either Parent, on the one hand, or the Company, on the other hand, if a court of competent jurisdiction or other Governmental Authority shall have issued any final and nonappealable order, or shall have taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger.
7.2    Effect of Termination. In the event of termination of this Agreement as provided in Section 7.1 hereof, this Agreement shall forthwith become void and there shall be no liability or

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obligation on the part of Parent, the Company or the Stockholders, or their respective officers, directors or stockholders, if applicable; provided, however, that each party hereto shall remain liable for any breaches of this Agreement prior to its termination; and provided further, however, that, the provisions of Sections  4.5 and 4.6 hereof, Article VIII hereof and this Section 7.2 shall remain in full force and effect and survive any termination of this Agreement pursuant to the terms of this Article VII. Nothing shall limit or prevent any party from exercising any rights or remedies it may have under Section 8.6 hereof in lieu of terminating this Agreement pursuant to Section 7.1.
7.3    Amendment. No amendment of any provision of this Agreement will be valid and binding unless it is in writing and signed by each of the parties hereto. For purposes of this Section 7.3, the Escrow Participants agree that any amendment of this Agreement signed by the Securityholder Representative shall be binding upon and effective against the Escrow Participants whether or not they have signed such amendment. After receipt of the Sufficient Stockholder Vote, no amendment shall be made which by law requires further approval by such stockholders without such further approval.
7.4    Extension; Waiver. Parent, on the one hand, and the Company (before the Closing) or the Securityholder Representative (after the Closing), on the other hand, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations of the other party hereto, (b) waive any inaccuracies in the representations and warranties made by the other party contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the covenants, agreements or conditions for the benefit of such party contained herein; provided, however, that no failure on the part of any Person to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Person in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. For purposes of this Section 7.4, the Escrow Participants agree that any extension or waiver signed by the Securityholder Representative shall be binding upon and effective against all Escrow Participants whether or not they have signed such extension or waiver.
ARTICLE VIII

GENERAL PROVISIONS
8.1    Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial messenger or overnight or same-day courier service of national reputation (including U.S. Postal Service overnight delivery), or sent via facsimile (with acknowledgment of complete transmission) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice); provided, however, that notices sent by mail will not be deemed given until received:

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(a)    if to Parent or Sub, to:
Rovi Corporation
2830 De La Cruz Blvd.
Santa Clara, CA 95050
Attention: General Counsel
Facsimile No.: (408) 567-1807
with a copy (which shall not constitute notice) to:
Cooley LLP
3000 El Camino Real
Palo Alto, California 94306
Attention: Jon Gavenman and Jennifer F. DiNucci
Facsimile No.: (650) 618-0387
(b)    if to the Company or the Securityholder Representative, to:
c/o Matrix Partners
101 Main Street, 17th Floor
Cambridge, MA 02142
Attention: Paul Ferri
Facsimile No.: (617) 866-4999
with a copy (which shall not constitute notice) to:
Wilmer Cutler Pickering Hale and Dorr LLP
60 State Street
Boston, MA 02109
Attention: Mark G. Borden, Esq.
Facsimile No.: (617) 526-5000
Notwithstanding the foregoing, notices addressed to the Escrow Agent shall be effective only upon receipt. If any notice or document is required to be delivered to the Escrow Agent and any other person, the Escrow Agent may assume without inquiry that each notice or document was received by such other person when it is received by the Escrow Agent.
8.2    Interpretation. The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.
8.3    Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood

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that all parties need not sign the same counterpart. This Agreement may be executed and delivered by facsimile or by an electronic scan delivered by electronic transmission.
8.4    Entire Agreement; Assignment. This Agreement, the Related Agreements, the Exhibits hereto, the Disclosure Schedule, the Non-Disclosure Agreement, and the documents and instruments and other agreements among the parties hereto referenced herein: (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings both written and oral, among the parties with respect to the subject matter hereof and (b) shall not be assigned by operation of law or otherwise without the prior written consent of the parties hereto and any attempted assignment without such prior written consent shall be void and of no force or effect; provided, however, that Parent may assign and delegate its rights and obligations under this Agreement pursuant to any merger or otherwise by operation by law.
8.5    Severability. In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.
8.6    Other Remedies; Specific Performance. Any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy and nothing in this Agreement shall be deemed a waiver by any party of any right to specific performance or injunctive relief. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that (a) the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which they are entitled at law or in equity and (b) no party shall be required to provide any bond or other security in connection with any legal proceeding seeking an injunction, order of specific performance or similar order for equitable relief. Each of the parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that (i) the party seeking such remedy has an adequate remedy at law or (ii) an award of specific performance is not an appropriate remedy for any reason at law or equity.
8.7    Governing Law; Venue. This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware, regardless of the Laws that might otherwise govern under applicable principles of conflicts of laws thereof. Subject to Section 6.4(d)(ii), each of the parties hereto irrevocably consents to the exclusive jurisdiction and venue of any court within the State of Delaware in connection with any matter based upon or arising out of this Agreement or the matters contemplated herein, agrees that process may be served upon them in any manner authorized by the Laws of the State of Delaware for such persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction, venue and such process.

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8.8    Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any Law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document. The Disclosure Schedule shall be arranged in separate parts corresponding to the numbered and lettered sections contained herein, and the information disclosed in any numbered or lettered part shall be deemed to relate to and to qualify only (a) the particular representation or warranty set forth in the corresponding numbered or lettered section herein and (b) any other representation or warranty that is contained in this Agreement to the extent the relevance of such disclosure is reasonably apparent on its face to such other representation or warranty. The inclusion of any information in the Disclosure Schedule shall not be deemed to be an admission or acknowledgment, in and of itself, that such information is required by the terms hereof to be disclosed, is material, has had or would reasonably be expected to have a Company Material Adverse Effect, or is outside the ordinary course of business. The parties intend that each representation, warranty and covenant contained herein shall have independent significance. All references to dollars or “$” shall refer to U.S. dollars unless otherwise indicated.
8.9    Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.
8.10    Third Party Beneficiaries. Except for the provisions of Sections 1.6, 1.7, 4.10 and Article VI relating to the D&O Indemnified Persons, the Indemnified Parties and the Escrow Participants, this Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other person, any legal or equitable right, benefit or remedy of any nature whatsoever, including any rights of employment for any specified period, under or by reason of this Agreement.
8.11    Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF ANY PARTY HERETO IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.
8.12     Waiver of Conflicts Regarding Representation; Non-Assertion of Attorney-Client Privilege.
(a)    Effective as of the Closing and subject to the limitation set forth in this Section 8.12(a), Parent hereby waives and agrees not to assert, and Parent agrees to cause the Surviving Corporation and each of its subsidiaries to waive and not to assert, any conflict of interest arising out of or relating to any representation after the Closing (any “Post-Closing Representation”) of the Securityholder Representative, any Escrow Participant, any of their respective affiliates or any officer, employee or director of the Securityholder Representative, any Escrow Participant, the Company or any of its subsidiaries (any such Person, a “Designated Person”) in any matter involving this Agreement or any agreement, certificate, instrument or other document executed or delivered pursuant to this Agreement or any transaction contemplated hereby or thereby (including any litigation, arbitration, mediation or other proceeding and including any matter regarding the negotiation, execution,

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performance or enforceability hereof or thereof) by Wilmer Cutler Pickering Hale and Dorr LLP and any other legal counsel currently representing any Designated Person in connection with this Agreement or any agreement, certificate, instrument or other document executed or delivered pursuant to this Agreement or any transaction contemplated hereby or thereby (including the negotiation, execution or performance hereof or thereof) (the “Current Representation”). Nothwithstanding the foregoing, in the event Wilmer Cutler Pickering Hale and Dorr LLP or any other legal counsel currently representing any Designated Person is representing Parent or any of its Affiliates (other than the Company or any of its subsidiaries) at the time such Post-Closing Representation arises, the foregoing waiver with respect to Wilmer Cutler Pickering Hale and Dorr LLP or such other legal counsel, as applicable, shall be subject to the prior written consent of Parent (not to be unreasonably withheld, conditioned or delayed).
(b)    Effective as of the Closing, Parent hereby agrees not to control or assert, and Parent agrees to cause the Surviving Corporation and each of its subsidiaries not to control or assert, any attorney-client privilege, work product protection or other similar privilege or protection applicable to any communication between any legal counsel and any Designated Person solely regarding the negotiation, execution, and delivery of this Agreement (the “Specified Privileged Information”) in any dispute between the parties pursuant to this Agreement (but may control and assert such privileges and protections in any third party claim), it being the intention of the parties hereto that, notwithstanding anything to the contrary in Section 1.3 or Section 259 of the DGCL, solely in the case of in any dispute between the parties pursuant to this Agreement the right to waive, assert and otherwise control such Specified Privileged Information shall be (and are hereby) transferred to or retained by (as applicable), and vested solely in, such Designated Person.
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IN WITNESS WHEREOF, Parent, Sub, the Company, the Securityholder Representative and the Escrow Agent have caused this Agreement and Plan of Merger to be signed, all as of the date first written above.
ROVI CORPORATION
By: /s/ Thomas Carson
Name: Thomas Carson
Title: Authorized Signatory
VEVEO, INC.
By: /s/ Murali Aravamudan
Name: Murali Aravamudan
Title: CEO
VICTORY ACQUISITION CORP.
By: /s/ Pamela Sergeeff
Name: Pamela Sergeeff
Title: Authorized Signatory
SECURITYHOLDER REPRESENTATIVE
/s/ Paul Ferri
Name: Paul Ferri

[Signature Page to Agreement and Plan of Merger]
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